Filed Pursuant to Rule 424(b)(2)

Registration No.s 333-07530
333-07530-01
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 2, 2002)

$1,000,000,000

ICI Wilmington Inc.

$500,000,000 4.375% Guaranteed Notes Due 2008

$500,000,000 5.625% Guaranteed Notes Due 2013

Guaranteed as to Payment of Principal and Interest by

Imperial Chemical Industries PLC

          ICI Wilmington Inc. will pay interest on the notes on June 1 and December 1 of each year, beginning on June 1, 2004. The 4.375% Guaranteed Notes will mature on December 1, 2008 and the 5.625% Guaranteed Notes will mature on December 1, 2013. The notes are redeemable in whole or in part at any time at the option of ICI Wilmington Inc. and Imperial Chemical Industries PLC at the redemption price equal to the make-whole amount described on pages S-47 and S-48. In addition, the notes are redeemable in whole but not in part in the event of certain changes in tax laws of the United Kingdom at their principal amount with accrued and unpaid interest to the date of redemption. The notes have been guaranteed as to payment of principal and interest by Imperial Chemical Industries PLC. The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

          Application has been made to the Financial Services Authority in its capacity as competent authority for the purposes of Section 72 of the Financial Services and Markets Act 2000, the UK Listing Authority, for the notes to be admitted to listing on the official list of the UK Listing Authority, the Official List, and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange’s market for listed securities.

          See “Risk Factors” beginning on page 1 of the accompanying prospectus and under the heading “Risk Factors” in ICI’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus supplement, for a discussion of certain factors you should consider before investing in the notes.

          Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per 4.375%		Per 5.625%
	Guaranteed		Guaranteed
	Note	Total	Note	Total

Price to public	99.701%	$498,505,000	99.983%	$499,915,000
Underwriting discounts and commissions	0.350%	$1,750,000	0.450%	$2,250,000
Proceeds, before expenses, to ICI Wilmington Inc.	99.351%	$496,755,000	99.533%	$497,665,000

          The price to public set forth above does not include accrued interest. Interest on the notes will accrue from the settlement date, which is expected to be November 24, 2003. If the notes are delivered after November 24, 2003, the accrued interest must be paid by the purchaser. The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, against payment in New York, New York, on November 24, 2003.

Barclays Capital	Citigroup	UBS Investment Bank

Morgan Stanley	ABN AMRO Incorporated	HSBC	Mizuho International plc

Standard Chartered Bank	The Royal Bank of Scotland

November 18, 2003

INCORPORATION OF INFORMATION ICI FILES WITH THE SEC
SUMMARY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
EXCHANGE RATES
CAPITALIZATION AND INDEBTEDNESS
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
OVERVIEW
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF NOTES
CLEARANCE AND SETTLEMENT
CERTAIN UK TAX CONSIDERATIONS
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
VALIDITY OF SECURITIES AND GUARANTEES
ABOUT THIS PROSPECTUS
RISK FACTORS
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
ENFORCEABILITY OF CIVIL LIABILITIES
IMPERIAL CHEMICAL INDUSTRIES PLC
ICI WILMINGTON INC.
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION AND INDEBTEDNESS
LEGAL OWNERSHIP
DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER
DESCRIPTION OF DEBT WARRANTS
DESCRIPTION OF EQUITY WARRANTS
DESCRIPTION OF PREFERENCE SHARES
DESCRIPTION OF ORDINARY SHARES
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
CLEARANCE AND SETTLEMENT
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES AND GUARANTEES
EXPERTS
EXPENSES

      You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information in documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front of these respective documents. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF INFORMATION ICI FILES WITH THE SEC

      The SEC allows us to incorporate by reference the information ICI files with them. This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that ICI files with the SEC will automatically update and supersede this prospectus supplement.

      We incorporate by reference into this prospectus the documents listed below which ICI filed with the SEC under the Securities Exchange Act of 1934:

•	ICI’s Annual Report on Form 20-F for the year ended December 31, 2002; and

•	ICI’s report on Form 6-K dated November 14, 2003.

      Furthermore, we incorporate by reference into this prospectus each of the following documents that ICI will file with the SEC after the date of this prospectus supplement but before the end of the notes offering:

•	any reports on Form 6-K filed by ICI pursuant to the Securities Exchange Act of 1934 that indicate on their cover page that they are incorporated by reference into this prospectus; and

•	reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934.

      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting ICI at: 20 Manchester Square, London W1U 3AN, England, +44-(0)20-7009-5000 or ICI Wilmington at: 1000 Uniqema Blvd., Building L-14, New Castle, DE 19720, U.S.A, +1-302-574-3075.

SUMMARY

      This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the additional documents incorporated by reference herein for more information on ICI and recent transactions involving ICI.

      In this prospectus supplement, the terms “we”, “our” and “us” refer to ICI Wilmington Inc. and Imperial Chemical Industries PLC. Unless the context requires otherwise, we refer to Imperial Chemical Industries PLC and its subsidiaries taken together as ICI or the Group, and we refer to ICI Wilmington Inc. as ICI Wilmington. ICI Wilmington is the issuer and ICI is the guarantor of the notes in this offering.

ICI

      ICI is one of the world’s major specialty products and paints businesses with products and ingredients developed for a wide range of consumer and industrial markets.

      At September 30, 2003, ICI had total assets of £5.4 billion and shareholders’ equity of £0.5 billion, and for the year ended December 31, 2002, ICI had consolidated revenues of £6.1 billion. ICI employs over 36,000 persons worldwide.

ICI’s Business

      ICI’s specialty products and paint businesses, referred to as the International Businesses, comprise National Starch, Quest, Performance Specialties and Paints. These businesses serve diverse consumer and industrial markets through some 80 strategic business units, comprising around 180 operating units with an array of market leadership positions across the world. The following are certain key strengths of the Group:

•	A unique understanding of natural and synthetic polymer chemistry

•	Strong market positions in specialty starches and electronic materials

•	One of the largest producers of industrial adhesives

•	A leader in the development, application and production of fragrances

•	Strong positions in synthetic lubrication

•	A leading international paints company with significant market positions and strong retail and trade brands including ‘Dulux’, ‘Cuprinol’, ‘Coral’, and ‘Hammerite’

•	A leader in sales of internal and external can coatings

      In addition, a number of regional and industrial businesses remain in ICI’s portfolio producing, amongst others, staple fiber for the textile industry and soda ash for soaps, detergents, glass and paper.

Where You Can Find ICI

      ICI’s principal offices are located at 20 Manchester Square, London W1U 3AN, England and ICI’s telephone number is +44-(0)20-7009-5000.

      ICI Wilmington’s principal offices are located at 1000 Uniqema Blvd., Building L-14, New Castle, DE 19720, U.S.A, and ICI Wilmington’s telephone number is +1-302-574-3075.

The Offering

      Please refer to “Description of Notes” on page S-46 of this prospectus supplement and “Description of the Debt Securities and Guarantee We May Offer” on page 11 of the accompanying prospectus for more information about the notes.

Notes	$500,000,000 principal amount of 4.375% Guaranteed Notes due 2008 and $500,000,000 principal amount of 5.625% Guaranteed Notes due 2013.

Guarantee	The notes will be guaranteed by Imperial Chemical Industries PLC as to the payment of principal and interest, including any additional amounts that may be payable.

Maturity	We will pay the 4.375% Guaranteed Notes at 100% of their principal amount plus accrued interest on December 1, 2008 and the 5.625% Guaranteed Notes at 100% of their principal amount plus accrued interest on December 1, 2013.

Issue price	99.701% for the 4.375% Guaranteed Notes and 99.983% for the 5.625% Guaranteed Notes.

Regular record dates for interest payments	Each May 15 and November 15.

Interest payment dates	Each June 1 and December 1, commencing on June 1, 2004.

Ranking	The notes and the guarantees will constitute unsecured and unsubordinated indebtedness of ICI Wilmington and ICI, respectively, and will rank equally with all other unsecured and unsubordinated indebtedness of ICI Wilmington and ICI. Because ICI is a holding company, the guarantees will effectively rank junior to any indebtedness or other liabilities of its subsidiaries.

Use of proceeds	We intend to use the proceeds from the sale of the notes for the repayment of short-term borrowings and current instalments of loans. For more information, see “Use of Proceeds” in this prospectus supplement.

Payment of additional amounts	All payments on the notes may be made without deducting United Kingdom withholding taxes. If the government of the jurisdiction where ICI or any successor corporation is incorporated requires ICI or any successor corporation, as the case may be, to withhold from any amounts to be paid under the guarantees, ICI or any successor corporation, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled. For more information on additional amounts and the situations in which ICI or any successor corporation may pay additional amounts, see “Description of the Notes — Payment of Additional Amounts” in this prospectus supplement and “Description of the Debt Securities and Guarantees We May Offer — Payment of Additional Amounts” in the accompanying prospectus.

Optional redemption	We may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points in the case of the 4.375% Guaranteed Notes and 25 basis points in the case of the 5.625% Guaranteed Notes. See “Description of Notes — Redemption — Optional Redemption”.

Optional tax redemption	ICI Wilmington may redeem the notes before they mature if ICI is obligated to pay additional amounts due to (1) changes on or after the date of this prospectus supplement in UK withholding tax requirements, (2) a merger or consolidation with another entity incorporated in any jurisdiction other than the United Kingdom or any state in the United States or a sale or lease of substantially all our assets or (3) other limited circumstances described under “Description of the Debt Securities and Guarantees We May Offer — Optional Tax Redemption” in the accompanying prospectus and “Description of Notes — Redemption — Optional Tax Redemption” in this prospectus supplement. In that event, ICI Wilmington may redeem the outstanding notes in whole but not in part at any time, at a price equal to 100% of their aggregate principal amount plus accrued interest to the date fixed for redemption.

Sinking fund	There is no sinking fund.

Restrictive covenants	The indenture relating to the notes contains covenants restricting our ability to enter into sale and leaseback transactions, pledge our assets to secure certain borrowings and create or incur liens on our property. These restrictive covenants are described in the accompanying prospectus under the headings “Description of the Debt Securities and Guarantees We May Offer — Covenants” and “— Mergers and Similar Events”.

Defeasance	The notes will be subject to the defeasance and covenant defeasance provisions in the indenture described under “Description of the Debt Securities and Guarantees We May Offer — Satisfaction, Discharge and Defeasance” in the accompanying prospectus.

Further issuances	We may, at our option, at any time and without the consent of the then existing noteholders issue additional notes in one or more transactions after the date of this prospectus supplement with terms (other than the issuance date and, possibly, the first interest payment date and issue price) identical to the notes issued hereby. These additional notes will be deemed to be part of the same series as the notes offered hereby and will provide the holders of these additional notes the right to vote together with holders of the notes issued hereby.

We may offer additional notes with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of notes after the date of any further issue will not be able to differentiate between notes sold as part of such further issue and previously issued notes. If we were to issue additional notes with OID, purchasers of notes after such further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their notes. This may affect the price of outstanding notes following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of notes with OID.

Listing	Application has been made to the UK Listing Authority for the notes to be admitted to the Official List and to the London Stock Exchange for the notes to be admitted to trading on the London Stock Exchange’s market for listed securities.

Book-entry issuance, settlement and clearance	We will issue the notes in fully registered form in denominations of $1,000 and integral multiples thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, referred to as DTC. You will hold beneficial interests in the notes through DTC and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership — Global Securities — Special situations when the global security will be terminated” in the accompanying prospectus. Settlement of the notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Clearance and Settlement — The Clearing Systems - DTC” in the accompanying prospectus.

Timing and delivery	We currently expect delivery of the notes to occur on or about November 24, 2003.

Trustee and Principal Paying Agent	The Bank of New York, New York, New York.

London Paying Agent	The Bank of New York, London Branch.

Risk factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, which includes information incorporated by reference. In particular, you should see “Risk Factors” beginning on page 1 of the accompanying prospectus and under the heading “Risk Factors” in ICI’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus supplement, for risks related to our business and an investment in the notes.

USE OF PROCEEDS

      ICI estimates that the net proceeds (after underwriting discounts and commissions and estimated offering expenses) from the sale of the notes will be approximately $994 million. ICI intends to use the net proceeds for the repayment of short-term borrowings and current instalments of long-term debt. These borrowings bear an average annual interest rate of approximately 2.4% per annum. Until ICI uses the net proceeds to repay such borrowings, ICI will invest the net proceeds in short-term interest-bearing investment-grade securities or maintain the net proceeds in bank deposits. See “Capitalization and Indebtedness” to see the Group’s total capitalization and indebtedness before and after this offering.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of consolidated earnings to fixed charges for continuing operations for the year ended December 31, 2002 and the nine months ended September 30, 2003.

	Nine months ended	Year ended
	September 30, 2003	December 31, 2002

Ratio of earnings to fixed charges:
For the Group (under UK GAAP)	1.7	2.3
For the Group with estimated material adjustments to accord with U.S. GAAP(1)	0.3 (2)	1.0

(1)	For the purpose of computing this ratio, earnings consist of the income from continuing operations before taxation of the Group companies and income received from companies owned 50% or less, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense representative of the interest factor.

(2)	The deficiency of earnings to fixed charges for the nine months ended September 30, 2003 was £94 million, as calculated in accordance with U.S. GAAP.

EXCHANGE RATES

      The following table shows, for the periods and dates indicated, certain information regarding the U.S. dollar/ pound sterling exchange rate, based on the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York expressed in U.S. dollars per £1.00.

US$ per Pound Sterling(1)				Period
Year ended December 31,	High	Low	Period End	Average(2)(3)

1998	1.72	1.61	1.66	1.66
1999	1.68	1.55	1.62	1.62
2000	1.65	1.40	1.50	1.51
2001	1.50	1.37	1.45	1.44
2002	1.61	1.41	1.61	1.50

US$ per Pound Sterling(1)	High	Low

May 2003	1.65	1.59
June 2003	1.68	1.63
July 2003	1.67	1.59
August 2003	1.62	1.57
September 2003	1.66	1.57
October 2003	1.70	1.66
November 2003 (through November 18, 2003)	1.70	1.67

(1)	All figures have been taken directly or derived from figures released through the Public Information Office of the Federal Reserve in Washington, D.C. or New York City.

(2)	The noon buying rate on such dates differed from the rates used in preparation of the Group’s financial statements as of such dates.

(3)	The average is the average of the noon buying rate on the last day of each month during the period indicated.

      As of November 18, 2003, the latest practicable date for which exchange rate information was available prior to the printing of this document, the noon buying rate for one pound sterling expressed in U.S. dollars was $1.70.

CAPITALIZATION AND INDEBTEDNESS

      The following table sets forth as of September 30, 2003 the unaudited consolidated capitalization and indebtedness of the Group, which have been calculated in accordance with UK GAAP. We have summarized certain developments since September 30, 2003 in the notes to this table. As of the date of this prospectus supplement there have been no other material changes to the capitalization or indebtedness of the ICI Group since September 30, 2003.

	At September 30, 2003

		As adjusted
	Actual	for offering

	(£ million)	(£ million)
Shareholders’ funds(2)
Share capital — Ordinary Shares of £1 each (authorized 1,400 million; allotted and fully paid 1,191 million)	1,191	1,191
Share premium account	933	933
Associates’ reserves	13	13
Accumulated deficit	(1,608)	(1,608)

Total shareholders’ funds — equity	529	529
Minority interests	77	77
Indebtedness
Short-term debt (due within one year)
Bank borrowings	128	28
Other short-term borrowings	282	22
Current instalments of long-term debt	733	608
Finance lease obligations	1	1

Total short-term debt	1,144	659
Long-term debt (due after more than one year)(3)
Bank loans	55	55
Other loans	808	808
Finance lease obligations	3	3
Notes offered hereby(1)	—	588

Total long-term debt	866	1,454

Total debt	2,010	2,113

Total capitalization and indebtedness(4)(5)	2,616	2,719

(1)	Translated from U.S. dollars into pounds sterling using the noon buying rate on November 18, 2003 of U.S.$1.70 to £1.00.

(2)	Excludes an aggregate of 10,270,027 ordinary shares which are issuable under the UK sharesave plan and 1984 senior staff option plan. Shares required for all other share option plans are purchased in the market by a trust.

(3)	Of the total amount shown as long-term debt, £18 million is secured and of the total amount shown as short-term debt, £143 million is secured.

(4)	Contingent liabilities and guarantees relevant to the capitalization table as at September 30, 2003 are set out in note 20, “Contingent Liabilities to the unaudited interim condensed consolidated financial statements,” in ICI’s Report on Form 6-K dated November 14, 2003. The ICI Group’s contingent liabilities include items for which the amount of the obligation cannot be quantified reliably.

(5)	There has been no material change in the authorized and issued share capital, consolidated capitalization, indebtedness, contingent liabilities or guarantees of the ICI Group since September 30, 2003.

      For additional information on short-term debt, long-term debt, lease obligations and shareholders’ funds see the notes to the consolidated financial statements incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2002.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

      The following tables set forth certain financial data for ICI for the periods indicated. The financial data for each of the years in the five years ended December 31, 2002 and each of the reported year ends should be read in conjunction with ICI’s selected financial data included in ICI’s Annual Report on Form 20-F which is incorporated by reference herein.

      The unaudited summary consolidated statements of income and of cash flows for the nine months ended September 30, 2003 and 2002 and the unaudited summary consolidated balance sheets as of September 30, 2003 and 2002 are derived from the unaudited interim condensed consolidated financial statements of ICI incorporated by reference herein. Such interim condensed consolidated financial statements, in the opinion of management, include all normal recurring adjustments necessary to provide a fair presentation of the results of operations, cash flows and financial position for the periods presented. The results of operations for interim periods are not necessarily indicative of the results of operations for the full year.

Under UK GAAP

(including certain non-UK GAAP measures as identified)

      The following table presents selected consolidated financial data for ICI in accordance with UK GAAP. The table also includes certain non-UK GAAP measures (“International Businesses Turnover”, “Trading Profit”, “International Businesses Operating Profit before exceptional items” and “Profit before exceptional items taxation and goodwill amortization”) which have been reconciled to the most directly comparable UK GAAP financial measure for each of the nine months ended September 30, 2003 and 2002 and for each of the five years ended December 31, 2002 and as at the appropriate period ends. The selected consolidated financial data for each of the five years ended December 31, 2002 and as at the appropriate year ends has been derived from the Group’s consolidated financial statements, which have been audited by the Group’s independent auditor.

Summary consolidated statements of income

	Nine months
	ended
	September 30,		Year ended December 31,

	2003	2002	2002	2001(1)	2000(1)	1999(1)	1998(1)

	£ million

	(other than per share data)
Turnover
Continuing operations
International Businesses(2)	4,077	4,251	5,543	5,645	5,570	5,512	5,370
Regional and Industrial	384	439	615	821	892	705	517
Inter-class eliminations	(14)	(25)	(33)	(41)	(47)	(38)	(44)

	4,447	4,665	6,125	6,425	6,415	6,179	5,843
Discontinued operations(3)	—	—	—	—	1,333	2,270	3,443

Total Group	4,447	4,665	6,125	6,425	7,748	8,449	9,286

Trading profit(4)
Continuing operations	324	418	533	573	617	534	520
Discontinued operations	—	—	—	—	(5)	72	130

Total Group	324	418	533	573	612	606	650

Summary consolidated statements of income (continued)

	Nine months
	ended
	September 30,				Year ended December 31,

	2003		2002		2002		2001(1)		2000(1)		1999(1)		1998(1)

	£ million

	(other than per share data)
Operating profit before exceptional items
Continuing operations
International Businesses(2)	317		397		506		532		565		538		506
Regional and Industrial	(20)		(7)		(10)		4		17		(39)		(9)

	297		390		496		536		582		499		497
Discontinued operations(3)	—		—		—		—		(5)		72		130

Total Group	297		390		496		536		577		571		627
Exceptional items charged to operating profit	(99)		—		—		(143)		—		(98)		(223)

Operating profit after exceptional items	198		390		496		393		577		473		404
Share of operating profits less losses of associates before exceptional items	1		18		18		57		100		61		3
Share of exceptional items of associates	—		—		—		(9)		—		—		—
Other exceptional items	(57)		12		(46)		(7)		(518)		314		58

Net interest payable(5)
Group	(71)		(95)		(123)		(162)		(186)		(316)		(332)
Associates	1		(29)		(28)		(67)		(60)		(29)		—

Total	(70)		(124)		(151)		(229)		(246)		(345)		(332)

Profit before taxation	72		296		317		205		(87)		503		133
Taxation(5)	(35)		(93)		(111)		(97)		(96)		(165)		(78)
Attributable to minorities	(17)		(17)		(27)		(28)		(24)		(7)		12

Net profit (loss) for the financial period	20		186		179		80		(207)		331		67

Continuing operations	34		177		166		91		267		137		58
Discontinued operations(3)	(14)		9		13		(11)		(474)		194		9

Total	20		186		179		80		(207)		331		67

Profit before exceptional items, taxation and goodwill amortization(6)	255		312		400		401		450		376		321

Earnings per £1 Ordinary Share(7)
Basic earnings (loss) per £1 Ordinary Share
Continuing operations	2.9	p	16.2	p	14.9	p	10.5	p	30.7	p	15.8	p	6.7	p
Discontinued operations(3)	(1.2	)p	0.8	p	1.2	p	(1.3	)p	(54.5	)p	22.3	p	1.0	p

Total basic earnings (loss) per £1 Ordinary Share	1.7	p	17.0	p	16.1	p	9.2	p	(23.8	)p	38.1	p	7.7	p

Diluted earnings (loss) per £1 Ordinary Share
Continuing operations	2.9	p	16.2	p	14.8	p	10.5	p	30.7	p	15.7	p	6.7	p
Discontinued operations(3)	(1.2	)p	0.8	p	1.2	p	(1.3	)p	(54.5	)p	22.3	p	1.0	p

Total diluted earnings (loss) per £1 Ordinary Share	1.7	p	17.0	p	16.0	p	9.2	p	(23.8	)p	38.0	p	7.7	p

Dividends per £1 Ordinary Share	2.8	p	3.0	p	7.5	p	13.3	p	26.6	p	26.6	p	26.6	p

Summary consolidated balance sheets

	At September 30,		Year ended December 31,

	2003	2002	2002	2001(1)	2000(1)	1999(1)	1998(1)

	£ million
Fixed assets
Intangible assets — goodwill	553	573	574	613	609	626	652
Tangible assets	1,894	2,061	1,961	2,186	2,398	2,474	3,816
Investments in participating and other interests	64	168	69	374	327	292	170
Current assets	2,901	3,194	2,898	3,126	3,725	3,545	4,395

Total assets	5,412	5,996	5,502	6,299	7,059	6,937	9,033
Creditors due within one year	(2,786)	(2,738)	(2,418)	(3,601)	(3,508)	(2,906)	(4,386)

Total assets less current liabilities	2,626	3,258	3,084	2,698	3,551	4,031	4,647

Creditors due after more than one year	875	1,537	1,395	1,754	2,294	2,323	3,009
Provisions for liabilities and charges	1,145	1,145	1,121	1,257	1,447	1,456	1,549
Minority interests	77	52	69	51	59	50	49
Shareholders’ funds — equity	529	524	499	(364)	(249)	202	40

	2,626	3,258	3,084	2,698	3,551	4,031	4,647

Summary consolidated statements of cash flows

	Nine months ended
	September 30,		Year ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	£ million
Net cash inflow from operating activities	182	279	623	637	586	582	856
Dividends received from equity accounted associates	—	—	—	—	5	4	5
Returns on investments and servicing of finance	(76)	(158)	(185)	(207)	(230)	(307)	(350)
Taxation	(47)	(50)	(35)	(58)	(104)	(65)	(220)
Capital expenditure and financial investment	(93)	(141)	(184)	(206)	(226)	(356)	(520)
Acquisitions and disposals	101	46	236	(92)	(138)	2,028	42
Equity dividends paid	(52)	(71)	(106)	(185)	(231)	(232)	(232)

Cash inflow (outflow) before use of liquid resources and financing	15	(95)	349	(111)	(338)	1,654	(419)
Management of liquid resources	18	16	(13)	253	(12)	215	529
Financing	(75)	62	(344)	(77)	336	(1,909)	(135)

Increase (decrease) in cash	(42)	(17)	(8)	65	(14)	(40)	(25)

Notes to selected consolidated historical financial data

(1) Restatements

      “As restated”. See note 1 — Basis of presentation of financial information and note 10 — Earnings (loss) per £1 Ordinary Share in ICI’s audited consolidated financial statements for the year to December 31, 2002, incorporated by reference into this prospectus, which outline the restatements that have been made relating to FRS 19 Deferred Tax for the years 2001 and 2000. The 1999 and 1998 years have also been restated. As a result of the restatement (i) shareholder funds at December 31, 1999 decreased by £42 million and at December 31, 1998 decreased by £109 million and (ii) the net profit for the year ended December 31, 1999 increased by £79 million and for the year ended December 31, 1998 decreased by £16 million.

     (2)     International Businesses

      ICI management refers to National Starch, Quest, Performance Specialties and Paints collectively as the “International Businesses”. The use of this term is a non-UK GAAP measure. A detailed explanation of management’s reasons for believing this non-UK GAAP financial measure to be useful is provided in the Basis of Presentation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading of International Businesses on page S-31.

      Analyses of turnover and operating profit before exceptional items for the International Businesses and a reconciliation of this subtotal to the respective totals for the Group are shown in the tables below.

     Turnover

	Nine months
	ended
	September 30,		Year ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	£ million
Continuing operations
National Starch	1,389	1,388	1,841	1,853	1,894	1,792	1,646
Quest	522	542	716	727	687	676	656
Performance Specialties(1)	507	632	804	832	837	864	901
Paints	1,659	1,689	2,182	2,233	2,152	2,180	2,167

International Businesses	4,077	4,251	5,543	5,645	5,570	5,512	5,370
Regional and Industrial	384	439	615	821	892	705	517
Inter-class eliminations	(14)	(25)	(33)	(41)	(47)	(38)	(44)
Discontinued operations	—	—	—	—	1,333	2,270	3,443

Total Group	4,447	4,665	6,125	6,425	7,748	8,449	9,286

(1)	Performance Specialties turnover for the first nine months of 2002 includes the results of the Synetix and Security Systems businesses, which were sold in 2002. Consequently, the turnover for the first nine months of 2003 comprise only Uniqema.

     Operating profit before exceptional items

	Nine months
	ended
	September 30,		Year ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	£ million
Continuing operations
National Starch	133	152	206	200	227	230	219
Quest	33	68	81	106	103	92	82
Performance Specialties(1)	6	42	48	67	74	73	73
Paints	145	135	171	159	161	143	132

International Businesses	317	397	506	532	565	538	506
Regional and Industrial	(20)	(7)	(10)	4	17	(39)	(9)
Discontinued operations	—	—	—	—	(5)	72	130

Total Group	297	390	496	536	577	571	627

(1)	Performance Specialties turnover for the first nine months of 2002 includes the results of the Synetix and Security Systems businesses, which were sold in 2002. Consequently, the turnover for the first nine months of 2003 comprise only Uniqema.

(3) Discontinued operations

      The basis on which operations have been included under the heading of “Discontinued operations” is explained in note 1 to the unaudited interim condensed consolidated financial statements. Discontinued operations in 1998 and 1999 comprised the Melinex polyester film operations, a 51% shareholding in AECI Explosives Limited, the Propafilm oriented polypropylene films business, the International Explosives operations in Canada, Latin America and Europe and the explosives distribution business in the United States, the Teesside Utilities and Services business, the Polyurethanes business, the Tioxide business, Selected petrochemicals businesses (Olefines and Aromatics), the Acrylics business and the Fluoropolymers business.

      Discontinued operations in 2000 comprised the Chlor-Chemicals, the Klea and Crosfield businesses, the Methanol business and a 50% equity shareholding in Phillips-Imperial Petroleum Ltd.

(4) Trading profit

      ICI defines “trading profit” as operating profit before exceptional items and goodwill amortization. This is a non-GAAP measure in the UK for which the most directly comparable GAAP financial measure is operating profit before exceptional items. A detailed explanation of management’s reasons for believing this non-UK GAAP financial measure to be useful is provided in the Basis of Presentation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading of Trading Profit on page S-28.

      A reconciliation between the UK GAAP financial measure of operating profit before exceptional items and trading profit for the first nine months ended September 30, 2003 and 2002 and the years ended December 31, 1998 to 2002 inclusive are shown in the table below.

	Nine months
	ended
	September 30,		Year ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	£ million
Operating profit before exceptional items	297	390	496	536	577	571	627
Goodwill amortization(1)	27	28	37	37	35	35	23

Trading profit	324	418	533	573	612	606	650

(1)	Goodwill amortization relates solely to continuing operations.

     (5)     Net interest payable and taxation

      Net interest payable and taxation has been allocated to Discontinued operations to reflect the legal entity incidence of these items within the business divested.

      Net interest includes exceptional interest income of £16 million in 2000 and £54 million expense in 1999.

(6)	Profit before exceptional items, taxation and goodwill amortization

      Profit before exceptional items, taxation and goodwill amortization is presented before the charge for goodwill amortization. This is a non-UK GAAP measure for which the most directly comparable UK GAAP financial measure is profit before exceptional items and taxation. A detailed explanation of management’s reasons for believing this non-UK GAAP financial measure to be useful is provided in the Basis of Presentation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading of Profit before exceptional items, taxation and goodwill amortization on page S-29.

      A reconciliation between the UK GAAP financial measure of profit before exceptional items and taxation and profit before exceptional items, taxation and goodwill amortization for the first nine months ended September 30, 2003 and 2002 and the years ended December 31, 1998 to 2002 inclusive is shown in the table below.

	Nine months
	ended
	September 30,		Year ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	£ million
Profit before exceptional items and taxation	228	284	363	364	415	341	298
Goodwill amortization	27	28	37	37	35	35	23

Profit before exceptional items, taxation and goodwill amortization	255	312	400	401	450	376	321

(7)	Earnings per £1 Ordinary Share

	Nine months
	ended
	September 30,		Year ended December 31,

	2003	2002	2002	2001(1)	2000(1)	1999(1)	1998(1)

	million
Average Ordinary Shares
Weighted average Ordinary Shares in issue during the period	1,191	1,100	1,123	876	876	876	876
Weighted average shares held by Group’s employee ownership plan	(9)	(9)	(9)	(7)	(7)	(8)	(4)

Basic weighted average Ordinary Shares in issue during the period	1,182	1,091	1,114	869	869	868	872
Dilutive effect of share options	1	2	2	—	—	2	2

Diluted weighted average Ordinary Shares	1,183	1,093	1,116	869	869	870	874

(1)	As restated.

      Basic earnings per £1 Ordinary Share (after exceptional items) and diluted earnings per £1 Ordinary Share (after exceptional items) for a period are calculated by dividing the appropriate value (continuing, discontinued or total) of net profit (loss) for the period (see table on page S-14) by, respectively, basic weighted average Ordinary Shares in issue during the period or diluted weighted average Ordinary Shares in issue during the period.

Under U.S. GAAP

      The financial statements of the ICI Group are prepared in accordance with UK GAAP. UK GAAP differs in certain respects from U.S. GAAP. Net income of continuing and discontinued operations and shareholders’ equity calculated in accordance with U.S. GAAP are set out below. Significant differences between UK GAAP and U.S. GAAP affecting the ICI Group’s net income and shareholders’ equity for the three years ended December 31, 2002 are described in Note 42 to the Group’s consolidated financial statements on the Company’s report on Form 20-F for that year, and for the nine months to September 30, 2002 and 2003 are further described in Note 21 to the Group’s interim condensed consolidated financial statements included in the Company’s report on Form 6-K dated November 14, 2003, both of which are incorporated by reference into this prospectus.

	Nine months
	ended
	September 30,				Year ended December 31,

	2003		2002		2002		2001		2000		1999		1998

	£ million
	(other than per share data)
Net income (loss)
Continuing operations(1)	(168)		(25)		(107)		(4)		(467)		4		(45)
Discontinued operations(1)	1		12		116		17		11		49		1

Net income (loss)	(167)		(13)		9		13		(456)		53		(44)

Basic and diluted earnings (loss) per £1 Ordinary Share(2)
Continuing operations(1)	(14.2	)p	(2.3	)p	(9.6	)p	(0.5	)p	(53.8	)p	0.5p		(5.2	)p
Discontinued operations(1)	0.1	p	1.1	p	10.4	p	2.0	p	1.3	p	5.6	p	0.1	p

Net earnings (loss) per £1 Ordinary Share	(14.1	)p	(1.2	)p	0.8	p	1.5	p	(52.5	)p	6.1p		(5.1	)p

	As at
	September 30,		As at December 31,

	2003	2002	2002	2001	2000	1999	1998

	£ million
Shareholders’ equity	2,599	3,054	2,805	2,568	2,828	3,373	3,557

Total assets	8,353	9,198	8,739	9,779	10,344	10,348	12,716

(1)	The years 1998 to 2002 and the nine months ended September 30, 2003 and the nine months ended September 30, 2002 have been restated to classify the Group’s Synetix business as a discontinued operation under U.S. GAAP.

(2)	As restated for the issue of rights to purchase ordinary shares of ICI on February 4, 2002.

OVERVIEW

General

      ICI is one of the world’s major specialty products and paints businesses with products and ingredients developed for a wide range of consumer and industrial markets.

      The specialty products and paints businesses, referred to as the International Businesses, comprise National Starch, Quest, Performance Specialties and Paints. These businesses serve diverse consumer and industrial markets through some 80 strategic business units, comprising around 180 operating units with an array of market leadership positions across the world. In addition, a number of Regional and Industrial businesses remain in ICI’s portfolio.

Group Strategy

      ICI’s over-riding vision is to develop genuine leadership in formulation science. ICI has, and will continue to build, a portfolio of businesses that are leaders within their respective industries, bringing together outstanding knowledge of customer needs with leading edge technology platforms to provide a distinctive competitive advantage for our customers.

      Following a recent strategic review, ICI believes that there are significant opportunities for creating and capturing additional value. ICI plans to achieve this by ensuring that the right level and type of resource is allocated to each business unit according to its growth potential, while making substantial improvements in cost and capital effectiveness, and aligning our organizational model to facilitate effective execution of ICI’s strategy.

      In addition, on October 30, 2003, ICI announced a strategic update and new financial targets which supersede those previously announced.

Recent History

      In July 1997, ICI took a major step to reposition its business toward the higher added value sector of the industry with the acquisition of the companies and businesses constituting the Specialty Chemicals division of Unilever PLC and Unilever N.V. for cash consideration of $8 billion (£4.8 billion). This acquisition was consistent with its strategy to shift its business profile toward products that meet specific customer needs and to areas where leading positions in profitable growth markets can be won through the application of its technology and skills.

      Consistent with the Group’s strategy, ICI has divested nearly all of its industrial chemicals portfolio, including its Polyester, Fertilizers, Tioxide, Petrochemicals, Chlor-Chemicals and Klea businesses. Since July 1997, ICI has divested more than 50 businesses with proceeds from the sale of assets and businesses in excess of £7.0 billion. In addition, it has continued to reposition its business toward higher added-value sectors of the industry through a number of acquisitions within the international specialty and paints businesses. ICI believes that it has now essentially completed the transformation of the Group. However, the Group will continue to look for opportunities to grow its business both organically and through small, strategic bolt-on acquisitions, thereby strengthening its portfolio.

      In 2001, ICI initiated a wide-ranging restructuring program across all of its International Businesses in order to underpin future growth and provide cost savings and working capital improvements.

      In September 2002, ICI completed the sale of Synetix, its catalyst business.

Geographic Focus

      ICI’s headquarters is in the UK, where it also has several significant manufacturing sites. Outside the UK, operations are conducted by locally managed subsidiary companies staffed almost entirely by nationals of the country concerned. At December 31, 2002, 84% of the employees of ICI’s businesses were located outside the UK.

Continuing Operations

      ICI’s businesses comprise National Starch, Quest, Performance Specialties and ICI Paints, which are referred to as the International Businesses, and a number of smaller Regional and Industrial businesses.

National Starch

      National Starch, which accounted for 30% of the Group’s sales in 2002, is a global leader in industrial adhesives and specialty food starches. In addition, the business has strong positions in electronic materials, specialty polymers and specialty starches, and has niche businesses in personal care and healthcare ingredients. It provides specialty ingredients for attractive, relatively non-cyclical and high-growth markets. ICI believes that National Starch’s position in these markets has been achieved through its unique polymer technology and application understanding, both natural and synthetic, and a high degree of technical support for its customers.

      National Starch comprises four distinct business groupings:

•	Adhesives. National Starch is one of the largest producers of industrial adhesives in the world. It manufactures a broad range of adhesive types, including adhesives based on both natural and synthetic polymers, water-borne, hot melts, 100% solids, reactive adhesives and pressure-sensitive adhesives. Adhesives accounted for 41% of National Starch sales in 2002.

•	Specialty Starches. National Starch’s food starches are an important part of many everyday foods. They enhance texture and appearance and provide effects that enable end-consumer products to withstand the rigours of ultra-high temperature (UHT) processing, microwave cooking, freeze/thaw cycles and extended storage. Specialty starches are also supplied to the paper and pulp industry. Specialty Starches accounted for 25% of National Starch’s sales in 2002.

•	Specialty Synthetic Polymers. National Starch has multiple capabilities in specialty polymers, resins and redispersible powders for markets as diverse as personal care, construction, water treatment, detergents, paper coatings and apparel. Specialty Synthetic Polymers accounted for 20% of National Starch’s sales in 2002.

•	Electronic and Engineering Materials (EEM). The EEM division manufactures, markets and sells adhesives, encapsulants, specialty coatings and process lubricants used in the manufacture of electronic, automotive, medical, aerospace and other equipment and components. Electronic and Engineering Materials accounted for 14% of National Starch sales in 2002.

Quest

      Quest, which accounted for 12% of the Group’s sales in 2002, is a leader in the development, application and production of fragrances, flavors and food ingredients for a wide variety of consumer brands. Quest operates in fast-moving markets that ICI believes present attractive growth opportunities and comprises two major strategic businesses: Food, which constituted 60% of Quest’s sales in 2002, and Fragrance, which constituted 40% of Quest’s sales in 2002.

      Quest’s flavors and fragrance products consist of compounds of blended ingredients under formulae created by expert flavorists, perfumers and scientists. Certain of these compounds contain molecules created by Quest’s chemists and that it believes add distinctive characteristics to its products. Quest also has a presence in nature-identical flavors for sweet and culinary applications.

      Food ingredients include emulsifiers, hydrocolloids, proteins and bio-ingredients (enzymes, cultures and yeast), developed to meet the changing commercial requirements in taste and texture of its customers’ brands. Fragrance ingredients are the scented building blocks of the fragrance formulae. They also contribute additional technical characteristics, such as deodorization or insect repellence, to the finished compound.

      Quest’s Fine Fragrance business has been behind many new scents. Among 2002’s perfume launches, containing Quest fine fragrances, have been Armani’s Mania for Men, Givenchy’s Eau Torride, Jennifer Lopez’s signature scent Glow and Bora Bora, a unisex fragrance based on bio-captive ingredients.

Performance Specialties

      At the beginning of 2002, Performance Specialties consisted of two main strategic business units: Uniqema and Synetix, plus the smaller Security Systems business. During the course of 2002, Security Systems was sold to Lincolnshire Management Inc. and Synetix to Johnson Matthey plc. Performance Specialties accounted for 13% of the Group’s sales in 2002. As a percentage of Performance Specialties sales in 2002, Uniqema represented 83%, Synetix 15% and other businesses 2%.

      Uniqema was formed at the beginning of 1999. Its operating sectors include lubricants, personal care, and performance technologies. ICI believes that Uniqema’s strength is its strong position in the personal care, synthetic lubricants and European and U.S. oleochemicals markets.

      Uniqema supplies innovative customized effect chemicals for purposes such as dispersion, wetting, emulsification, polymer modification, adjuvancy, lubrication, emolliency and defoaming. These effects are supplied as ingredients for personal and healthcare formulations, for lubricant formulations and for the production of agrochemicals, paint dispersions, resins, polymers and oilfield chemicals, as well as for use in textile processing. Uniqema also manufactures and markets a wide range of synthetic basestocks and ingredients that are formulated into engine, compressor, gear hydraulic and process oils and fluids, where high performance or environmental characteristics are required. Products are frequently tailored to specific customer requirements. ICI believes that Uniqema is also a leader in synthetic refrigeration lubricants, to which it provides worldwide technical support.

Paints

      ICI Paints is a leading international paint business and accounted for 36% of the Group’s sales in 2002. It concentrates on decorative paint (91% of ICI Paints’ sales in 2002) and coatings for food and beverage cans (9% of ICI Paints’ sales in 2002). In 2002, 46% of ICI Paints’ sales were in North America, 34% in Europe, 12% in Asia and 8% in Latin America and other parts of the world in which sales were made. ICI believes that ICI Paints’ strengths include its well-established brands and the global nature of the business.

      The decorative paints business has well-established brands such as ‘Dulux’, ‘Glidden’, ‘Valentine’, ‘Coral’ and ‘Alba’. The acquisition in 1998 of the European Home Improvement business of Williams Plc added further strong brand names in Europe such as ‘Hammerite’, ‘Cuprinol’, ‘Polyfilla’, ‘Polycell’, ‘Xyladecor’, ‘Molto’ and ‘Alabastine’. The acquisition broadened and strengthened the decorative product range to include wood care, metal care, adhesives and fillers.

Regional and Industrial

      The Regional and Industrial businesses comprise several businesses that are essentially local in their scope. Sales by these businesses accounted for 9% of the Group’s sales in 2002 and included sales relating to continuing supply contracts that are transacted at zero margin and businesses that have been divested which together account for 4% of Group sales. The most significant of these businesses are located in Pakistan, India and Argentina. In Pakistan and India, ICI operates through non wholly-owned subsidiary companies whose share capital is quoted on the local stock exchanges.

      ICI Pakistan has interests across a number of different market sectors. The more important of these are the manufacture of polyester staple fiber for the textile industry and soda ash for soaps, detergents, glass and paper. ICI India’s regional business comprises rubber chemicals and nitrocellulose. ICI Argentina manufactures a range of products of which wine chemicals and sulphur-related products are the most important.

Markets and Distribution

      ICI sells its products through an extensive network of subsidiaries, associates and distributors.

      Specialty products manufactured by National Starch, Quest and Uniqema are sold mainly by direct sales forces, alliances and distributors. Customers are primarily other manufacturers, in a range of markets from consumer-oriented manufacturers of branded goods in the food, perfume and personal-care sectors to those involved in surfactants, lubricants, papermaking and chemicals.

      Paints are sold through a range of distribution channels. Branded architectural paints are sold through a combination of both independent retailers and stores and the Group’s own retail concerns, particularly in North America. Can coatings are supplied directly to beverage and food manufacturers in Europe, the Americas and Asia.

      The Group’s Regional and Industrial businesses sell into a wide range of industries including engineering, textiles, pharmaceuticals and the extractive industries. These products are either marketed directly or through independent merchants, wholesalers and distributors who resell to small users. Commodity products are sold through a direct sales force or through distributors primarily to other operators in the chemical industry.

Sources and Availability of Raw Materials

      Raw materials and supplies are purchased from a variety of industry sources, principally the agricultural and chemical sectors and to a lesser extent from the mining sector. They are generally available from multiple suppliers, and alternative sources are generally available to enable business to continue in the event of any interruption from present sources. Prices are subject to normal conditions of supply and demand.

      The primary raw materials used by National Starch are corn, tapioca and chemicals. Specialty hybrid corn (high amylose and waxy seeds) is planted under contract for National Starch in an attempt to assure supply of these special strains. Starch manufacturing facilities in Thailand are located close to the sources of production of tapioca root to ensure reliability of supply. National Starch’s main chemical raw material is vinyl acetate monomer, the cost and supply of which depends on the price of natural gas and manufacturing capacity of suppliers.

      Quest purchases thousands of different raw materials from sources across the world. The main natural raw materials are extracts and concentrates from fruits, vegetables and other flora as well as animal products and essential oils. Synthetic raw material purchases are mostly organic chemicals.

      The raw materials for Uniqema include a wide range of both renewable (palm oil, rapeseed oil, tallows) and petrochemical based (ethylene oxide, propylene oxide) raw materials.

      The raw materials for ICI Paints include resins, solvents and pigments from major chemical suppliers.

Competition

      Owing to the breadth and variety of the products and end markets served, the Group encounters a wide range of competitors, from multinational companies to many small local and independent firms. National Starch does not compete with any one competitor in all of its markets. However, multinational competitors in specific markets include HB Fuller, Rohm & Haas, Henkel, Air Products and AE Staley. Similarly, Uniqema does not compete with any one competitor in all of its markets, but competitors in particular markets include BASF, Cognis, Croda, Degussa and Rhodia.

      Quest is a leader in the development, application and production of fragrances, flavors and food ingredients. Quest’s main competitors are multinational flavor and fragrance houses, including International Flavors & Fragrances and Givaudan.

      ICI Paints’ competition is mainly national in character. However, international competitors include Sherwin Williams and Akzo Nobel.

Employees

      As of December 31, 2003, ICI employed 36,660 employees. ICI has a mixture of unionised and non-unionised operations across the world. ICI considers its relations with its employees to be generally good.

      In response to a small number of proposed compulsory redundancies at two of ICI Paints’ manufacturing plants in the United Kingdom, ICI has received indications of potential industrial action at these plants. Discussions are ongoing with trade union representatives in an attempt to avert any industrial action at these plants.

Recent Developments

Ratings Agency Action

      On November 14, 2003, Standard & Poor’s Ratings Services announced that its ratings of ICI’s unsecured bonds of BBB/Stable/A-2 will remain unaffected by ICI’s recently-agreed settlement with the ICI UK Pension Fund described below.

      On November 11, 2003, Moody’s Investors Service lowered the credit ratings of ICI to Baa3/P-3 from Baa2/P-2. Moody’s outlook for these ratings is stable. Moody’s noted that the lowering of the ratings reflected its expectation of weaker than anticipated cashflow/debt protection metrics over the coming two years based on its view that:

•	there will be only a gradual and progressive upturn in global economic activity in 2004 and stronger improvement in 2005;

•	the Group has renewed net cash-outflows relating to ongoing legacy charges, new restructuring charges, Ineos Chlor payments and an increase in pension fund top-up payments in the United Kingdom described below; and

•	as a result of the above, the Group will not generate free cashflow (post investments, dividends, and restructuring charges but pre-divestments) until 2005.

      Moody’s also noted that the current stable outlook reflected its expectations that the Group will be able to achieve modest sales growth, improve operating profit margins and execute select divestments in order to further reduce debt levels and improve the Group’s financial profile.

      ICI anticipates that the ratings downgrade will reduce its funding options, in particular resulting in a loss of access to its major commercial paper markets, and will increase its cost of borrowings. Although ICI intends to address the specific concerns expressed by Moody’s, there can be no assurance that ICI’s ratings will not be lowered again in the future or that ICI will be able to take actions that address Moody’s concerns.

Strategy and Financial Targets

      On October 30, 2003, ICI announced a strategic update and new financial targets which supersede those previously announced.

Completion of 2003 Triennial Valuation of the ICI UK Pension Fund

      On October 16, 2003, ICI announced the completion of the triennial review of the ICI UK Pension Fund. The review concluded that as of March 31, 2003 the ICI UK Pension Fund had a deficit for funding purposes of £443 million and a solvency ratio of 93%, compared with a deficit of £148 million and a solvency ratio of 98% as of March 31, 2000.

      ICI has agreed to make top-up contributions to the Fund of £62 million per year for nine years from 2004, and to provide an asset-backed guarantee for £250 million to support its commitments to the Fund. These arrangements will replace the previous schedule of six annual top-up payments of £30 million that was agreed in 2000.

      Based on this valuation, the deficit under UK GAAP SSAP24 as of March 31, 2003 was £344 million. This compares with a deficit of £4 million on March 31, 2000. Consequently, the results for the first nine months include an additional charge of £18 million compared with the first nine months of 2002.

      The next triennial valuation is due on March 31, 2006.

Restructuring Program

      On May 1, 2003, ICI announced the first stage of a significant restructuring program to improve cost effectiveness across each of National Starch, Quest, Performance Specialties, Paints and the Corporate Centre. The second stage of the program was announced on July 31, 2003. The program focuses on manufacturing and supply chain rationalization and reductions in administrative support. The total exceptional charge for the program is expected to be £231 million, comprising £162 million of anticipated exceptional cash expenditure and non-cash asset write-offs of £69 million, and will also involve some £52 million of capital expenditure. The program will be funded by reducing capital expenditure and by making a number of small divestments. Overall, the program is expected to reduce the number of employees across the Group by around 2,100.

Refinancing of Ineos Chlor

      ICI’s original disposal of the Chlor Chemicals business to Ineos Chlor included an agreement for ICI to provide Ineos Chlor with a £100 million loan facility. As part of an overall refinancing package for Ineos Chlor, ICI has now agreed to make available new funding of £60 million alongside £45 million of new funding from the Ineos Group and £50 million of Regional Selective Assistance (“RSA”) from the UK Government. The new funding from ICI comprises a £30 million cash contribution and additional loan finance of £30 million. The terms of the £100 million loan having been restructured, and loan repayments are due by the end of 2010. ICI understood that without a refinancing package Ineos Chlor might seek to close part or all of its business. As a consequence of this agreement, the £65 million claim previously notified to ICI by Ineos Chlor in connection with the original sale of the business will be withdrawn and a number of major long-term supply contracts have been novated from members of the ICI Group to Ineos Chlor. The refinancing package is subject to a number of conditions, principally European Commission approval of the RSA.

Management Changes

      On April 9, 2003, ICI announced that the Board had appointed Dr John McAdam as Chief Executive of ICI with immediate effect. Dr McAdam had been an Executive Director of ICI and Chairman and Chief Executive of ICI Paints.

      On October 21, 2003, ICI announced that Mr Peter Ellwood would become Chairman of the Board of ICI on January 1, 2004 upon the retirement of Lord Trotman. Mr Ellwood has been Deputy Chairman of the Board since June of 2003. He was formerly Group Chief Executive of Lloyds TSB Group PLC.

      Also on October 21, 2003, ICI announced that Mr David Hamill will join the ICI Board as an Executive Director and that he had been appointed as Chairman and Chief Executive of ICI Paints. Mr Hamill joins ICI from Royal Philips Electronics where he is a member of the Group Management Committee and President and Chief Executive of Philips Lighting. He will take up his new role at ICI with effect from December 8, 2003.

      On October 31, 2003, ICI announced that Mr Michael Herlihy had been appointed with immediate effect as Company Secretary of ICI as well as continuing in his current role as General Counsel.

Sale of Interests in Huntsman International Completed

      During the second quarter of 2003, ICI announced the completion of the sale of its interests in Huntsman International Holdings LLC to CSFB Global Opportunities Partners, LP (now Matlin Patterson Global Opportunities Partners). $160 million (£109 million) had been received on initial closing of this transaction in the second quarter of 2002, and the balance of $280 million (£173 million) was received during the second quarter of 2003. The transaction gave rise to a profit before tax of £50 million, which was accounted for as an exceptional item in the second quarter of 2003.

GROUP RESULTS FOR THE THIRD QUARTER

AND NINE MONTHS ENDED
SEPTEMBER 30, 2003

      The highlights of the Group’s results for the third quarter and nine months ended September 30, 2003 with comparative figures for 2002 are set out below:

			Nine months
			ended
	Third quarter		September 30

Selected Financial Data	2003	2002	2003	2002

	£m	£m	£m	£m
Turnover	1,507	1,574	4,447	4,665

Trading profit(1)	128	153	324	418
Goodwill amortization	(9)	(10)	(27)	(28)

Operating profit before exceptional items	119	143	297	390
Exceptional items charged to operating profit	(61)	—	(99)	—

Operating profit after exceptional items	58	143	198	390

Share of operating profits less losses of associates	—	1	1	18

Net interest payable
— Group	(23)	(30)	(71)	(95)
— Associates	—	(3)	1	(29)

Profit before tax:
Before exceptional items and goodwill amortization(2)	105	121	255	312
Before exceptional items	96	111	228	284

Taxation before exceptional items	(31)	(35)	(74)	(90)

Attributable to minorities before exceptional items	(7)	(6)	(17)	(14)

Net profit before exceptional items and goodwill amortization(2)	67	80	164	208
Net profit before exceptional items	58	70	137	180

Exceptional items after taxation and minority interests	(49)	(5)	(117)	6

Net profit (loss)	9	65	20	186

Earnings per £1 Ordinary Share (basic and diluted)	0.8p	5.4p	1.7p	17.0p

Interim dividend per £1 Ordinary Share	—	—	2.75p	3.00p

(1)	ICI defines “trading profit” as operating profit before exceptional items and goodwill amortization. A statement disclosing the reasons why management believes that the presentation of this non-UK GAAP financial measure provides useful information regarding ICI’s financial performance follows on page S-28.

(2)	“Profit before exceptional items and tax”, and “net profit before exceptional items” are non-UK GAAP financial measures because they exclude goodwill amortization. A statement disclosing the reasons why management believes that the presentation of these non-UK GAAP financial measures provides useful information regarding ICI’s performance and a reconciliation to the most directly comparable UK GAAP financial measure is presented on pages S-29 and S-30.

Basis of Presentation

Non-UK Generally Accepted Accounting Principles Financial Measures

UK GAAP and non-UK GAAP financial measures: generally

      Investors should consider non-UK Generally Accepted Accounting Principles (GAAP) financial measures in addition to, and not as a substitute for or as superior to, measures of financial performance reported in accordance with UK GAAP. The UK GAAP results reflect all items that affect reported performance and therefore it is important to consider the UK GAAP financial measures alongside the non-UK GAAP financial measures. In accordance with recent guidance from the UK Auditing Practices Board, the UK Listing Authority and the U.S. Securities and Exchange Commission, where non-UK GAAP figures are discussed, the most directly comparable UK GAAP figures must also be presented together with a reconciliation of the UK GAAP and the non-UK GAAP figures. Summary consolidated results are presented in the “Summary consolidated statements of income” commencing on page S-13. Segmental information is presented on page S-32.

Trading profit

      ICI defines “trading profit” as “operating profit before exceptional items and goodwill amortization”. This is a non-UK GAAP financial measure for which the most directly comparable UK GAAP financial measure is “operating profit before exceptional items”. Due in particular to the timing of acquisitions made by ICI between 1997 and 2002 and a change in the accounting treatment under UK GAAP for goodwill on acquisitions made after December 31, 1997, management has chosen to present the effects of excluding goodwill amortization, which it considers to be a non-operational item, in its discussion of Group and business performance. Management believes that the exclusion of goodwill amortization is useful to investors because it provides a more meaningful comparison of underlying performance both between the results of individual ICI businesses and between the results of ICI and its businesses and of businesses and groups external to the ICI Group.

      During 1997, ICI acquired businesses with related goodwill of £3.6 billion, at which time the Group adopted the permitted treatment under the then UK GAAP standard of setting goodwill directly against reserves. In periods subsequent to the end of that year, goodwill arising on acquisitions has totalled £0.7 billion, and in accordance with a revised UK GAAP Accounting Standard, ICI has capitalized this goodwill and amortized it over its anticipated life, which is generally 20 years.

      Goodwill amortization excluded from operating profit in management’s discussion of business operating performance totalled £27 million for the first nine months of 2003 (first nine months 2002: £28 million).

      ICI management believes that the presentation of “trading profit” as a financial measure provides useful information to investors regarding the underlying performance of the businesses, in total and individually, excluding the inconsistent impact of goodwill on profit, which may or may not be amortized based on the timing of the acquisition. “Trading profit” is also one of the key financial measures reported to ICI’s Chief Executive for purposes of assessing segmental performance and making decisions about allocating resources to segments.

      Reconciliation between the UK GAAP financial measures of “operating profit before exceptional items” and “trading profit” for the first nine months, and for the third quarter are shown in the tables below:

	Nine months ended September 30, 2003			Nine months ended September 30, 2002

	Operating			Operating
	profit before			profit before
	exceptional	Goodwill	Trading	exceptional	Goodwill	Trading
	items	amortization	profit	items	amortization	profit

	£m	£m	£m	£m	£m	£m

National Starch	133	12	145	152	14	166
Quest	33	1	34	68	1	69
Performance Specialties(1)	6	1	7	42	1	43
Paints	145	13	158	135	12	147
Regional and Industrial	(20)	—	(20)	(7)	—	(7)

Total Group	297	27	324	390	28	418

	Third quarter 2003			Third quarter 2002

	Operating			Operating
	profit before			profit before
	exceptional	Goodwill	Trading	exceptional	Goodwill	Trading
	items	amortization	profit	items	amortization	profit

	£m	£m	£m	£m	£m	£m

National Starch	48	4	52	51	5	56
Quest	13	—	13	20	1	21
Performance Specialties(1)	1	—	1	14	—	14
Paints	64	5	69	57	4	61
Regional and Industrial	(7)	—	(7)	1	—	1

Total Group	119	9	128	143	10	153

(1)	Performance Specialties trading results for the nine months ended September 30, 2002 and third quarter of 2002 include the results of the Synetix and Security Systems businesses, which were divested during 2002. Consequently, the results for the nine months ended September 30, 2003 and third quarter of 2003 comprise only Uniqema.

Profit before exceptional items, tax and goodwill amortization

      “Profit before exceptional items, tax and goodwill amortization” is presented before the charge for goodwill amortization. This is a non-UK GAAP financial measure and is one of the key financial measures reported to ICI’s Chief Executive for purposes of assessing the underlying performance of the Group.

      Management believes that the exclusion of goodwill amortization from the most directly comparable UK GAAP measure is helpful for decision-making as management considers goodwill amortization to be a non-operational item. Management believes that “profit before exceptional items, tax and goodwill amortization” is used by investors in their assessment of the underlying performance of the Group, as the exclusion of goodwill amortization may facilitate comparison with other companies due to the changed treatment of goodwill under UK GAAP at December 31, 1997 explained on page S-28. “Profit before exceptional items, tax and goodwill amortization” is a key performance target for some senior members of the Group’s Corporate Executive management team and all of the Group’s incentive plans are based on “before goodwill amortization” financial measures. Remuneration targets for senior executives are of particular interest to investors therefore “profit before exceptional items, tax and goodwill amortization” is of interest to investors.

      Reconciliation between the UK GAAP financial measure of “profit before exceptional items and tax” and the non-UK GAAP financial measure of “profit before exceptional items, tax and goodwill amortization” is shown in the table below.

			Profit before
			exceptional
	Profit before		items, tax and
	exceptional	Goodwill	goodwill
	items and tax	amortization	amortization

	£m	£m	£m
Third quarter 2003	96	9	105
Third quarter 2002	111	10	121
Nine months ended September 30, 2003	228	27	255
Nine months ended September 30, 2002	284	28	312

Net profit before exceptional items and goodwill amortization

      “Net profit before exceptional items and goodwill amortization” is presented before the charge for goodwill amortization. This is a non-UK GAAP financial measure and is one of the key financial measures reported to ICI’s Chief Executive for purposes of assessing the underlying performance of the Group.

      Management believes that the exclusion of goodwill amortization from the most directly comparable UK GAAP measure is helpful for decision-making as management considers goodwill amortization to be a non-operational item. Management believes that “net profit before exceptional items and goodwill amortization” is used by investors in their assessment of the underlying performance of the Group, as the exclusion of goodwill amortization may facilitate comparison with other companies due to the changed treatment of goodwill under UK GAAP at December 31, 1997 explained on page S-28. The Group’s publicly announced dividend policy is also based on “net profit before exceptional items and goodwill amortization” and is therefore of particular interest to both management and investors. “Net profit before exceptional items and goodwill amortization” also forms the basis of long-term performance targets set for the Executive Directors and so is also of interest to both investors and management.

      Reconciliation between the UK GAAP financial measure of “net profit before exceptional items” and the non-UK GAAP financial measure of “net profit before exceptional items and goodwill amortization” is shown in the table below.

			Net profit before
			exceptional
	Net profit before		items and
	exceptional	Goodwill	goodwill
	items	amortization	amortization

	£m	£m	£m
Third quarter 2003	58	9	67
Third quarter 2002	70	10	80
Nine months ended September 30, 2003	137	27	164
Nine months ended September 30, 2002	180	28	208

Constant currency performance

      In addition to the non-UK GAAP financial measures discussed in the previous pages which adjust UK GAAP results for goodwill amortization, ICI’s management also assesses the underlying performance of its individual businesses by adjusting “turnover” and “trading profit” (as defined on page S-28) so as to exclude foreign exchange translation effects which would otherwise mask the underlying trend of the business performance. The adjustments relate to the impact of fluctuations in exchange rates used in translating results reported by subsidiaries in foreign currencies into pounds sterling.

      Management’s discussion of the performance of National Starch, Quest, Performance Specialties and Paints includes data referred to as “constant currency” and this excludes the effect of currency translation differences in each of the relevant periods. Management believes that the exclusion of these items provides a better understanding of the underlying operational performance of the Group’s businesses during such periods. Fluctuations in exchange rates are outside of the control of management and may distort the underlying operating performance of the Group’s businesses during the periods under review.

      Constant currency performance is one of the key financial measures reported to ICI’s Chief Executive for purposes of assessing segment performance and making decisions about allocating resources to the businesses comprising each segment.

Calculation of constant currency results

      In the Group Financial Review and the Operational Review for the nine months ending September 30, 2003 compared with the nine months ending September 30, 2002, “constant currency” results are derived by translating results of those subsidiaries which report in currencies other than pounds sterling for both periods at a single average exchange rate for each currency. For this purpose ICI has used the average of the daily exchange rates for each particular currency for the first year included in the comparison (e.g., both the 2003 and 2002 results for the third quarter and the nine months are translated using the average of the daily exchange rates in 2002).

International Businesses

      ICI management refers to National Starch, Quest, Performance Specialties and Paints collectively as the “International Businesses”. The use of this term is a non-UK GAAP measure. Since ICI’s transformation process began in 1997, ICI’s management has found it useful to track the performance of the “International Businesses”, as most other parts of the ICI group were intended for divestment and have since been divested, with many of the remaining Regional and Industrial Businesses expected to be divested in the future. Consequently, management believes it is useful to provide investors with information regarding the collective performance of National Starch, Quest, Performance Specialties and Paints as these are the businesses that will continue in the future and therefore management believes it is important that investors understand the performance of those businesses. ICI uses the financial measure “International Businesses” in Group reports that are used by management and ICI’s Chief Executive Officer to assess the underlying performance of the parts of the Group which are not intended for divestment, and consequently, for making decisions about allocating resources to segments.

      Investors should consider this non-UK GAAP financial measure “International Businesses” in addition to, and not as a substitute for or as superior to, measures of financial performance reported in accordance with UK GAAP. The UK GAAP results for the Group include the results from the Regional and Industrial businesses and therefore it is important to consider the results of the Group, which is a UK GAAP measure alongside the non-UK GAAP measure of “International Businesses” that excludes the Regional and Industrial businesses. The tables on pages S-33 and S-34 present the reconciliation of Group “turnover”, “operating profit before exceptional items” and “trading profit” to International Businesses “turnover”, “operating profit before exceptional items” and “trading profit”.

Segment Information

			Nine months
			ended
	Third quarter		September 30

	2003	2002	2003	2002
	£m	£m	£m	£m

Turnover
National Starch	467	453	1,389	1,388
Quest	173	181	522	542
Performance Specialties(1)	159	210	507	632
Paints	601	586	1,659	1,689
Regional and Industrial	113	151	384	439
Eliminations	(6)	(7)	(14)	(25)

Total Group	1,507	1,574	4,447	4,665

Trading profit(2)
National Starch	52	56	145	166
Quest	13	21	34	69
Performance Specialties(1)	1	14	7	43
Paints	69	61	158	147
Regional and Industrial	(7)	1	(20)	(7)

Total Group	128	153	324	418

Operating profit before exceptional items
National Starch	48	51	133	152
Quest	13	20	33	68
Performance Specialties(1)	1	14	6	42
Paints	64	57	145	135
Regional and Industrial	(7)	1	(20)	(7)

Total Group	119	143	297	390

Exceptional items — operating
National Starch	(7)	—	(13)	—
Quest	(8)	—	(17)	—
Performance Specialties(1)	(8)	—	(11)	—
Paints	(13)	—	(36)	—
Regional and Industrial	(25)	—	(22)	—

Total Group	(61)	—	(99)	—

Operating profit after exceptional items
National Starch	41	51	120	152
Quest	5	20	16	68
Performance Specialties(1)	(7)	14	(5)	42
Paints	51	57	109	135
Regional and Industrial	(32)	1	(42)	(7)

Total Group	58	143	198	390

(1)	Performance Specialties trading results for the nine months ended September 30, 2002 and third quarter of 2002 include the results of the Synetix and Security Systems businesses, which were divested during 2002. Consequently, the results for the nine months ended September 30, 2003 and third quarter of 2003 comprise only Uniqema.

(2)	ICI’s definition of “trading profit” is discussed on page S-28. Reconciliation between the UK GAAP financial measure of “operating profit before exceptional items” and the non-UK GAAP financial measure used by ICI of “trading profit” is presented on page S-29.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Group Financial Review

      A financial review of the Group’s results for the nine months ended September 30, 2003 compared with the nine months ended September 30, 2002 is presented below.

      Throughout the following discussion, the financial results and performance compared to the prior period is described as “reported” or “constant currency”. “Reported” relates to the figures included in the financial statements prepared under UK GAAP. “Constant currency” excludes the effect of currency translation differences and is a non-UK GAAP financial measure. “Constant currency” performance is one of the key financial measures reported to ICI’s Chief Executive for purposes of assessing segment performance and making decisions about allocating resources to the businesses comprising each segment. A more detailed description of “constant currency” performance, how it is calculated, why it is considered useful for investors and the limitations of non-UK GAAP financial measures is set out on pages S-30, S-31 and S-28, respectively. A reconciliation detailing the amounts excluded from the most directly comparable UK GAAP financial measure is presented on pages S-39 and S-40.

Group Trading Review

Turnover

	Turnover

	Nine months
	ended		Increase (decrease)
	September 30,
				Constant
	2003	2002	Reported	currency(1)
	£m	£m	%	%

National Starch	1,389	1,388	—	3
Quest	522	542	(4)	(3)
Performance Specialties(2)	507	632	(20)	(21)
Paints	1,659	1,689	(2)	1

International Businesses	4,077	4,251	(4)	(2)

Regional and Industrial	384	439	(13)
Inter-class eliminations	(14)	(25)	44

Group	4,447	4,665	(5)

(1)	Reconciliation between the UK GAAP financial measure of “reported” performance and the non-UK GAAP financial measure of “constant currency” performance can be found on page S-39. An explanation of “constant currency” performance appears on pages S-30 and S-31.

(2)	Performance Specialties turnover for the nine months ended September 30, 2002 includes £124 million from the Synetix and Security Systems businesses, which were divested during 2002. Consequently, turnover for the nine months ended September 30, 2003 comprises only Uniqema.

     Group sales as reported for the nine months ended September 30, 2003 were £4,447 million, 5% lower than for the first nine months of 2002. The lower sales in 2003 were the consequence of business divestments, principally the Synetix business in Performance Specialties, adverse impacts from foreign currency translation and lower sales for the Regional and Industrial Businesses.

      International Businesses sales for the nine months ended September 30, 2003, at £4,077 million, were 4% below the £4,251 million reported in the first nine months of 2002, with challenging trading conditions particularly in North America during the first nine months of the year, and in Europe, most notably during the third quarter. On a reported basis, National Starch sales were in line with last year, but Quest, Performance Specialties and Paints sales were all below the first nine months of last year. Excluding the effects of foreign currency translation, constant currency sales for the International Businesses were 2% below the first nine months of 2002, with growth for National Starch (+3%) and Paints (+1%) offset by lower sales for Quest (-3%) and Performance Specialties (-21%), although Performance Specialties sales for the first nine months of 2002 include £124 million (20%) of sales from the Synetix and Security Systems businesses which were divested during 2002.

Operating Profit

Operating profit before
exceptional items(1)				Trading profit(1)

Nine months				Nine months
ended		Increase		ended
September 30		(decrease)		September 30		Increase (decrease)

							Constant
2003	2002	Reported		2003	2002	Reported	currency(2)
£m	£m	%		£m	£m	%	%

133	152	(13)	National Starch	145	166	(13)	(10)
33	68	(51)	Quest	34	69	(51)	(44)
6	42	(86)	Performance Specialties(3)	7	43	(84)	(84)
145	135	7	Paints	158	147	7	9

317	397	(20)	International Businesses	344	425	(19)	(17)

(20)	(7)	n/a	Regional and Industrial	(20)	(7)	n/a

297	390	(24)	Group	324	418	(22)

(1)	Reconciliation between the UK GAAP financial measure of “operating profit before exceptional items” and the non-UK GAAP financial measure of “trading profit” can be found on page S-29. The difference between the two financial measures relates to goodwill amortization, which is excluded in ICI’s definition of trading profit.

(2)	Reconciliation between the UK GAAP financial measure of “reported” performance and the non-UK GAAP financial measure of “constant currency” performance can be found on page S-40. An explanation of “constant currency” performance can be found on pages S-30 and S-31.

(3)	Performance Specialties trading results for the first nine months of 2002 include the results of the Synetix and Security Systems businesses, which were divested during 2002. Consequently, the results for the first nine months of 2003 comprise only Uniqema.

     Group operating profit before exceptional items for the nine months ended September 30, 2003 was £297 million, 24% below the £390 million reported for the first nine months of 2002. Group trading profit for the nine months ended September 30, 2003 was £324 million, 22% below the £418 million recorded for the first nine months of 2002. The Group’s operating profit performance improved during the second and third quarters of 2003, compared to the first quarter of 2003, when Quest, National Starch and Performance Specialties experienced significant profit shortfalls compared to the first quarter of 2002.

      Trading profit for the International Businesses for the nine months ended September 30, 2003 was £344 million, 19% below the £425 million reported for the first nine months of 2002. Excluding the effects of foreign exchange translation, trading profit for the International Businesses was 17% below the first nine months of 2002 on a constant currency basis. Divestments in Performance Specialties accounted for 5% (£19 million) of the trading profit shortfall in the International Businesses.

      Paints delivered good growth in operating profit before exceptional items (+7%) and in constant currency trading profit (+9%) for the nine months ended September 30, 2003, compared with the first nine months of 2002. National Starch performance improved in the second and third quarters, compared with a difficult first quarter when rapid and significant increases in petrochemical related costs significantly affected performance. However, despite selling price increases and good fixed cost control, higher raw material costs and other fixed costs increases impacted performance and operating profit before exceptional items (-13%) and constant currency trading profit (-10%) for the first nine months of 2003 were lower than for the first nine months of 2002.

      For Quest and Performance Specialties, operating profit before exceptional items for the nine months ended September 30, 2003 was, respectively, 51% and 86% lower than the first nine months of 2002, and constant currency trading profit for the first nine months of 2003 was 44% and 84% lower, respectively, compared to the same period last year. For Quest, trading profit suffered as a consequence of business lost in the first quarter of 2003 following customer service problems last year, impacting the Food business in Europe, and higher operating costs. Divestments accounted for £19 million (-44%) of the trading profit shortfall in Performance Specialties, but Uniqema, the remaining business in Performance Specialties, suffered from a number of factors, including adverse product mix and transactional currency movements, which significantly impacted profits.

      The Regional and Industrial business reported a £20 million operating loss before exceptional items for the nine months ended September 30, 2003, £13 million lower than the £7 million loss reported in the first nine months of 2002, due to a £18 million increase in the charge for UK pension costs compared to the same period last year, resulting from the triennial valuation of the ICI UK Pension Fund.

      The Group’s operating profit shortfall before exceptional items was partly offset by a reduction in the Group’s share of losses by associates — largely the consequence of the absence of both 2002 losses for Huntsman International Holdings LLC and for Irish Fertilizer Industries Limited. With lower net interest cost, Group profit before exceptional items and tax of £228 million for the nine months ended September 30, 2003 was £56 million below the first nine months of last year.

      Group profit before exceptional items, tax and goodwill amortization for the nine months ended September 30, 2003 was £255 million, £57 million below the first nine months of last year.

      Taxation on profits before exceptional items was £74 million for the nine months ended September 30, 2003, reflecting a tax rate of 32%, on a reported basis unchanged from the full year 2002.

      Net profit before exceptional items for the nine months ended September 30, 2003 was £137 million (first nine months 2002: £180 million). Net profit before exceptional items and goodwill amortization for the nine months ended September 30, 2003 was £164 million (first nine months 2002: £208 million). Net profit for the nine months ended September 30, 2003 was £20 million compared with £186 million for the first nine months of 2002.

      Basic and diluted earnings per share before exceptional items were 11.6p for the nine months ended September 30, 2003 compared to 16.5p for the first nine months of 2002. Basic and diluted earnings per share were 1.7p for the nine months ended September 30, 2003 compared to 17.0p in the first nine months of 2002.

Exceptional Items

			Nine months
			ended
	Third quarter		September 30

	2003	2002	2003	2002
	£m	£m	£m	£m

Exceptional operating items	(61)	—	(99)	—
Profit/(loss) on sale or closure of operations
— Continuing operations	(18)	(6)	37	1
— Discontinued operations	8	—	(20)	6
Profit on disposal of fixed assets	—	2	2	5
Provision in respect of own shares	—	—	(76)	—

Exceptional items before tax and minority interests	(71)	(4)	(156)	12
Taxation	22	(1)	39	(3)
Minority interests	—	—	—	(3)

Exceptional items after tax and minority interests	(49)	(5)	(117)	6

      Exceptional items for the nine months ended September 30, 2003 were a loss of £156 million before tax and minority interests (first nine months 2002: £12 million profit) and a loss of £117 million after tax and minority interests (first nine months 2002: £6 million profit).

      Exceptional operating items were a loss of £99 million for the nine months ended September 30, 2003 and include a charge of £106 million in relation to a significant program announced to improve cost effectiveness across each of National Starch, Quest, Performance Specialties, Paints and the Corporate Centre. This is detailed further in note 2 to the unaudited interim condensed consolidated financial statements. The first elements of the program were announced on May 1, 2003, and the second stage was announced on July 31, 2003. The plans focus on manufacturing and supply chain rationalization and reductions in administrative support. The total exceptional charge for the program is expected to be £231 million, comprising £162 million of anticipated exceptional cash expenditure and non-cash asset write offs of £69 million, and will also involve some £52 million of capital expenditure.

      During the second quarter of 2003, ICI announced the completion of the sale of its interests in Huntsman International Holdings LLC. $160 million (£109 million) had been received on initial closing of this transaction in the third quarter of 2002, and the balance of $280 million (£173 million) was received during the second quarter of 2003. The transaction gave rise to a profit before tax of £50 million, which was accounted for as an exceptional item in the second quarter of 2003. During the third quarter the Group completed the sale of National Starch’s Permabond business. The £19m loss on this transaction is included within profit/(loss) on sale or closure of operations for the third quarter and the nine months ended September 30, 2003.

      As part of an overall refinancing package for Ineos Chlor, ICI has agreed to make available new funding comprising £30 million cash contribution expected to be made in 2004, and additional loan financing of £30 million expected to be drawn during 2005. Further details on the financing can be found on page S-44. Profit on sale or closure of operations for discontinued operations for the first nine months of 2003 includes a charge of £30 million relating to this refinancing. Separately, profit on sale or closure of operations for the first nine months of 2003 for discontinued operations also includes a £7 million receipt received in the third quarter from the Ineos Group in relation to the settlement of a number of other outstanding matters, and a number of provision releases in relation to divestments in prior years, offset by an increased provision for costs in relation to the divestment of the Polyurethanes, Tioxide and selected Petrochemicals businesses.

      As a result of the fall in the ICI share price during the first quarter of 2003, the Group reviewed the value of ICI shares held by its Employee Share Ownership Plan Trust and shares which it is committed to buy under forward contracts to hedge employee share options. Included in amounts written off investments for the nine months ended September 30, 2003 is a provision of £76 million in respect of own shares relating to both the shares ICI has acquired and those ICI is committed to acquire under forward contracts. The provision has been made to write down these shares to estimated realizable value having regard to the period over which the related options are exercisable, as detailed in note 2 to the unaudited interim condensed consolidated financial statements. A net cash outflow for ICI could result; however, the extent and timing depends on a number of factors, particularly the performance of the ICI share price between 2003 and 2011 (the last expiry date of the options hedged by the forward contracts).

Group Cash Flow Review

      This commentary relates to the Summary consolidated statements of cash flows on page S-15.

      The Group’s cash inflow before the use of liquid resources and financing of £15 million for the nine months ended September 30, 2003 was £110 million better than the cash outflow of £95 million in the first nine months of 2002. The improvement in cash flow was due to the combination of lower capital expenditure, reduced interest payments, lower equity dividend payments and higher net disposal proceeds.

      Net cash inflow from operating activities for the nine months ended September 30, 2003 was £182 million, compared to £279 million for the first nine months of 2002, primarily due to the lower operating profit before exceptional items. Returns on investments and servicing of finance at £76 million, were £82 million lower than the first nine months of 2002 due to reduced interest payments. Capital expenditure and financial investment for the nine months, at £93 million, was £48 million better than the £141 million outflow recorded for the first nine months of last year, due to lower spend on tangible fixed assets. Acquisitions expenditure was £12 million, compared to £49 million for the first nine months last year.

      Net proceeds from disposals were £113 million for the nine months ended September 30, 2003 compared to £95 million for the first nine months last year, and comprised £206 million gross disposal proceeds (first nine months 2002: £161 million) less expenditure against divestment provisions of £93 million (first nine months 2002: £66 million). The completion of the sale of the Group’s interests in Huntsman International Holdings, with gross proceeds of £173 million received in the second quarter was the major contributor to disposal proceeds.

      Dividend payments of £52 million (first nine months 2002: £71 million) relate to the 2002 final dividend, consistent with the policy announced in November 2000 whereby annual dividends are equivalent to about one third of net profit before exceptional items and goodwill amortization.

Shareholders’ Funds

      The net profit for the nine months ended September 30, 2003 of £20 million was reduced by dividends of £32 million but increased by a favorable movement through reserves due to foreign exchange of £15 million and goodwill items of £27 million to give an overall net increase in shareholders’ funds of £30 million. At September 30, 2003, shareholders’ funds were in surplus of £529 million (December 31, 2002: surplus £499 million).

U.S. GAAP results

      Under U.S. GAAP, the net loss for the nine months ended September 30, 2003 was £167 million (2002: £13 million net loss) compared with net income of £20 million (2002: £186 million net income) for the first nine months under UK GAAP. Under U.S. GAAP, shareholders’ equity at September 30, 2003 was £2,599 million, and at December 31, 2002 was £2,805 million, compared to £529 million and £499 million respectively under UK GAAP. These differences result primarily from the differing accounting treatment under U.S. GAAP for the first nine months of purchase accounting adjustments (2003 charge: £251 million; 2002 charge: £116 million), pension costs (2003 charge: £15 million; 2002 charge: £40 million), disposal accounting (2003 credit: £73 million; 2002 charge: £34 million), deferred tax (2003 charge: £21 million; 2002 credit: £30 million), derivative instruments and hedging activities (2003 credit: £14 million; 2002 charge:

£32 million), employee share trust arrangements (2003 credit: £19 million; 2002: £nil) and restructuring costs (2003 credit: £1 million; 2002 charge: £4 million).

      Under SFAS 144, the disposal of Synetix in 2002 has been classified within discontinued operations. As required by SFAS 142 the Group has considered the implications of its first quarter trading performance on the carrying value of its goodwill under U.S. GAAP. Consequently, the Group recognized in the second quarter an impairment charge of £255 million on capitalized goodwill related to the Uniqema business. The 2002 results include an impairment of £122 million relating to the Paints business in Latin America.

Summary U.S. GAAP information

      The financial statements of the ICI Group are prepared in accordance with UK GAAP. UK GAAP differs in certain respects from U.S. GAAP. Note 42 to the Group’s Annual Report and Form 20-F, together with an update in note 21 of the unaudited interim condensed consolidated financial statements, describe the significant differences between UK GAAP and U.S. GAAP affecting the ICI Group’s net income and shareholders’ equity.

Operational Review

Nine Months Ended September 30, 2003 Compared With Nine Months Ended September 30, 2002

      Commentary on the operating performance of each of ICI’s Businesses and their sub-business components for the nine months ended September 30, 2003 compared with the nine months ended September 30, 2002 is presented on the next four pages.

      The two tables below provide reconciliation between the UK GAAP performance measures of reported changes in “turnover” and “operating profit before exceptional items” and the non-UK GAAP performance measures that ICI uses of changes in “constant currency turnover” and “constant currency trading profit”. The tables detail the amounts excluded from the most directly comparable UK GAAP financial measure. “Reported” relates to the figures included in the financial statements prepared under UK GAAP. “Constant currency” excludes the effect of currency translation differences and is a non-UK GAAP financial measure. ICI management use the “constant currency” financial measure for purposes of making decisions about allocating resources across the business and assessing its underlying performance. A more detailed description of “constant currency” performance, how it is calculated, why it is considered useful for investors and the limitations of non-UK GAAP financial measures are set out on pages S-30, S-31 and S-28 respectively.

Reconciliation table — UK GAAP reported “turnover” performance to non-UK GAAP “Constant currency sales” performance — nine months ended September 30, 2003 vs. nine months ended September 30, 2002

						“Constant
			“Reported”			currency”
	Turnover		change		Foreign	change
					exchange
					translation
			2003 vs. 2002		effects	2003 vs. 2002
	2003	2002
	£m	£m	£m	%	£m	£m	%

Adhesives	569	567	2	—	9	11	2
Food and Industrial Starch	358	356	2	1	16	18	5
Specialty Synthetic Polymers	278	276	2	1	11	13	5
Electronic and Engineering Materials	184	189	(5)	(3)	5	—	—

National Starch	1,389	1,388	1	—	41	42	3

Food	308	320	(12)	(4)	(1)	(13)	(4)
Fragrance	214	222	(8)	(4)	6	(2)	(1)

Quest	522	542	(20)	(4)	5	(15)	(3)

Uniqema	507	508	(1)	—	(9)	(10)	(2)
Synetix and Security Systems	—	124	(124)	(100)	n/a	(124)	(100)

Performance Specialties	507	632	(125)	(20)	(9)	(134)	(21)

Decorative Europe	544	520	24	5	(19)	5	1
Decorative North America	696	765	(69)	(9)	51	(18)	(2)
Decorative Asia	160	155	5	3	11	16	10
Decorative Latin America	104	98	6	6	9	15	16
Packaging Coatings	137	135	2	1	(1)	1	—
Other	18	16	2	13	—	2	14

Paints	1,659	1,689	(30)	(2)	51	21	1

International Businesses	4,077	4,251	(174)	(4)	88	(86)	(2)

Regional and Industrial	384	439	(55)	(13)
Eliminations	(14)	(25)	11	(44)

Total Group	4,447	4,665	(218)	(5)

Reconciliation table — UK GAAP reported “operating profit before exceptional items” performance to non-UK GAAP “Constant currency trading profit” performance — nine months ended September 30, 2003 vs. nine months ended September 30, 2002

	National		Performance		International
	Starch	Quest	Specialties	Paints	Businesses

	£m	£m	£m	£m	£m
Operating profit before exceptional items:
First nine months 2003	133	33	6	145	317
First nine months 2002	152	68	42	135	397

“Reported” change (2003 vs. 2002)	(19)	(35)	(36)	10	(80)

Reported %	(13)%	(51)%	(86)%	7%	(20)%

Goodwill amortization:
First nine months 2003	12	1	1	13	27
First nine months 2002	14	1	1	12	28

Trading profit:
First nine months 2003	145	34	7	158	344
First nine months 2002	166	69	43	147	425

Trading profit change (2003 vs. 2002)	(21)	(35)	(36)	11	(81)
Foreign exchange translation effect	4	5	—	2	11

“Constant currency” change (2003 vs. 2002)	(17)	(30)	(36)	13	(70)

Constant currency %	(10)%	(44)%	(84)%	9%	(17)%

National Starch

      National Starch had a difficult first quarter but performance improved in the second and third quarters, compared to the first. Sales for the nine months ended September 30, 2003, at £1,389 million, were similar to the first nine months of 2002 on a reported basis and excluding foreign exchange translation effects sales were 3% ahead of the first nine months of 2002 on a constant currency basis, with strong growth in constant currency sales particularly in Asia and Latin America. However, significantly higher raw material costs (which National Starch had very limited ability to compensate for in the first quarter), higher utility charges in the United States, and other fixed cost increases resulted in a fall in operating profit before exceptional items for the nine months ended September 30, 2003, to £133 million (nine months 2002: £152 million), 13% below the first nine months of 2002 on a reported basis. On a constant currency basis, trading profit was 10% lower.

      Petrochemical driven cost increases accounted for much of the trading profit shortfall in the first quarter. In particular, rapid increases in the cost of vinyl acetate monomer and related products in North America in the first quarter of 2003, materials which are used for the manufacture of Specialty Synthetic Polymers and Adhesives, accounted for more than half of these cost increases. Sales price increases were implemented during the second and third quarters to recover much of the raw material cost increases.

      National Starch comprises four distinct business groupings: Adhesives and Sealants (41% of National Starch’s sales for the nine months ended September 30, 2003), Food and Industrial Starch (26%), Specialty Synthetic Polymers (20%) and Electronic and Engineering Materials (13%). The geographic split of sales by customer location on a reported basis for National Starch in nine months ended September 30, 2003 was Europe 27% (£375 million), North America 41% (£567 million), Asia 24% (£333 million) and Latin America and the rest of world 8% (£114 million).

      Reported sales for Adhesives for the nine months ended September 30, 2003 were in line with the first nine months of 2002, but excluding adverse foreign exchange translation effects of 2%, sales were 2% ahead, with constant currency sales growth in Asia and Latin America offsetting lower sales in North America, with the recreational vehicle market, in particular, weak. However, gross margin percentages were below the same period in 2002, primarily due to significantly higher raw material costs in North America.

      Food and Industrial Starch reported sales for the nine months ended September 30, 2003 were 1% ahead of the first nine months of 2002, but excluding adverse foreign exchange translation effects of 4%, sales were 5% ahead with good constant currency sales growth in North America and Latin America. However, with higher utility costs in the United States and adverse product mix, gross margin percentages were lower than the first nine months of 2002.

      Specialty Synthetic Polymers reported sales for the nine months ended September 30, 2003 were 1% ahead of the first nine months of 2002, but excluding adverse foreign exchange translation effects of 4%, sales were 5% ahead, with particularly strong constant currency sales growth in Asia. As in Adhesives, however, raw material costs were higher and, consequently, gross margin percentages were well below the same period last year.

      Reported sales for the Electronic and Engineering Materials business for the nine months ended September 30, 2003 were 3% below the first nine months of 2002, but excluding adverse foreign exchange translation effects of 3%, constant currency sales were in line with the first nine months of last year. Market conditions were subdued, particularly in automotive and CRT sectors, although demand improved in the semiconductor market in the third quarter. Improved sales of higher margin products raised gross margin percentages ahead of the same period last year.

Quest

      Quest had a poor first nine months. Reported sales at £522 million for the nine months ended September 30, 2003 were 4% below the first nine months of 2002. Excluding foreign exchange translation effects, sales were 3% lower, with constant currency sales growth in North America, Latin America and Asia unable to offset significantly lower sales in Europe, largely the result of lower sales in Foods Europe. Gross margin percentages were lower and fixed costs higher, largely for Food in Europe. Consequently, operating profit before exceptional items for the nine months ended September 30, 2003 was £33 million (nine months 2002: £68 million), 51% lower than the first nine months of 2002 on a reported basis. Trading profit fell 44% on a constant currency basis, compared to the first nine months of 2002.

      Quest comprises two distinct business groupings: Food (59% of Quest’s sales in the first nine months of 2003) and Fragrances (41%). The geographic split of sales on a reported basis for Quest by customer location for the first nine months of 2003 was Europe 41% (£213 million), North America 25% (£133 million), Asia 15% (£78 million) and Latin America and the rest of the world 19% (£98 million).

      Sales for the Food Division for the nine months ended September 30, 2003 were 4% below the same period last year, on both a reported and a constant currency basis. Sales outside Europe on a constant currency basis were ahead of the first nine months of last year, but Europe was substantially lower, impacted by business lost in the first quarter of 2003, following previously reported customer service problems that resulted from systems changes in 2002 in a factory in the Netherlands. These losses were in products, which had on average, higher margins. Gross margin percentages were lower overall.

      Reported sales for the Fragrance Division for the nine months were 4% below the first nine months of 2002. Excluding adverse foreign exchange translation effects of 3%, sales were 1% lower, with constant currency sales growth in North America unable to offset lower sales in Europe. On a constant currency basis, growth in Personal Care was offset by lower sales in Fabrics, Household, and Oral Care markets. Fine Fragrance constant currency sales were slightly below last year due to a weaker third quarter compared to a particularly strong third quarter in 2002, when Quest benefited from a number of new product launches. Gross margin percentages were below last year partly due to less favorable product mix and lower consumption of Quest’s own manufactured aroma chemicals in products sold.

Performance Specialties

      The reported sales and trading profit for Performance Specialties for the first nine months of 2002 include the results of the Synetix and Security Systems businesses, which were sold in the second half of 2002. Consequently, the reported sales for the nine months ended September 30, 2003 of £507 million (2002: £632 million) and operating profit before exceptional items of £6 million (2002: £42 million) were lower compared to the same period last year, with the effects of these divestments on sales (-£124 million) and operating profit before exceptional items (-£19 million).

      Uniqema, the remaining business in Performance Specialties, had a difficult nine months ended September 30, 2003. Reported sales for the nine months were £507 million, similar to the same period in 2002. Excluding foreign exchange translation effects of 2%, sales were 2% below the first nine months of 2002, despite the implementation of price increases (to offset the impact of higher raw material costs), due to lower sales volumes of fatty acids in Europe and the Americas. Glycerine prices began to weaken during the third quarter, although the impact on the third quarter results was limited. Gross margin percentages were below last year, the major factors being the impact of the relatively weak U.S. dollar on Continental European exports to North America and Asia, and weaker product mix due to lower sales of slightly higher margin product.

Paints

      Paints reported sales of £1,659 million for the nine months ended September 30, 2003 were 2% below the first nine months of 2002 but excluding foreign exchange translation effects, sales were 1% ahead of the first nine months in 2002 on a constant currency basis, with Europe, Asia and Latin America all ahead. Overall gross margin percentages were similar to last year, and the benefits of good cost control led to operating profit before exceptional items of £145 million (first nine months 2002: £135 million), 7% ahead of the first nine months of 2002. Excluding the effects of foreign exchange translation, constant currency trading profit was 9% higher.

      The Paints business comprises two main businesses: the Decorative business (91% of Paints’ sales for the nine months ended September 30, 2003) and Packaging Coatings (8%) with other businesses 1%. The geographic split of sales for Paints by customer location as reported in the nine months ended September 30, 2003 was Europe 38% (£623 million), North America 43% (£714 million), Asia 12% (£195 million) and Latin America and the rest of world 7% (£127 million).

      Reported sales for the nine months ended September 30, 2003 in Decorative Europe were 5% ahead of the first nine months of 2002. Excluding favorable foreign exchange translation effects of 4%, sales were 1% ahead, with good performances in the UK, France and Poland in the first half of 2003, compared with the same period last year. However, third quarter sales in many countries were adversely affected by the hot weather. Gross margin percentages for the nine months ended September 30, 2003 were in line with the first nine months of 2002.

      In Decorative North America, reported sales were 9% below the first nine months of 2002. However, 7% of this decline was due to adverse foreign exchange translation effects; excluding these effects sales were 2% lower, impacted by poor weather in the first half which particularly affected sales of products for exterior use, and weakness in the non-residential construction market. Gross margin percentages for the nine months were in line with the same period last year.

      Decorative Asia continued to deliver excellent results. Reported sales for the nine months ended September 30, 2003 were 3% ahead of the first nine months of 2002, but excluding foreign exchange translation effects of 7%, sales were 10% ahead. There were particularly strong constant currency performances in China, India, Pakistan, Thailand and Vietnam. Gross margin percentages for the nine months were in line with the same period in 2002.

      Decorative Latin America continued to recover from the difficult economic conditions and exchange rate difficulties experienced in 2002. Reported sales for the nine months ended September 30, 2003 were 6% ahead of the same period last year, and excluding foreign exchange translation effects of 10%, sales were 16% ahead. Gross margin percentages for the nine months improved slightly from the same period last year.

      Reported sales for the Packaging Coatings business were 1% ahead, but excluding foreign exchange translation effects of 1%, sales were in line with last year. However, higher raw material costs and adverse mix lowered gross margin percentages.

Regional and Industrial

      The reported sales for the Regional and Industrial businesses were £384 million for the nine months ended September 30, 2003, including £55 million of nil margin sales (nine months 2002: £147 million), compared to sales of £439 million in the first nine months of 2002. Excluding the impact of nil margin sales and £27 million of sales from businesses divested in the first nine months of 2002, Regional and Industrial delivered 24% growth, with particularly strong growth for the businesses in Pakistan.

      The operating loss before exceptional items of £20 million for the nine months ended September 30, 2003 compared with a £7 million loss for the first nine months of 2002. This was due to a £18 million increase in the charge for pension costs in relation to the ICI UK Pension Fund.

Seasonality

      Due to the diversity of their product portfolios and broad international coverage, seasonality in the National Starch, Quest and Uniqema businesses is not significant. Paints, however, is affected with higher sales of products used on the exterior of buildings normally during better weather conditions. With the geographic profile of Paints, this results in higher activity levels in the second and third quarters of the year.

Treasury Policies

      The Group’s Treasury seeks to reduce financial risk, to ensure sufficient liquidity is available to meet foreseeable needs and to invest cash assets safely and profitably. It operates within policies and procedures approved by the Board, which include strict controls on the use of financial instruments in managing the Group’s risk. The Group does not undertake any trading activity in financial instruments. The Group reviews the credit quality of counterparties and limits individual and aggregate credit exposures accordingly.

Financing and Interest Rate Risk

      At September 30, 2003, the Group’s net debt was £1,641 million (September 30, 2002: £2,135 million).

      The Group’s policy is to finance the Group mainly through a mixture of retained earnings and debt. Debt is principally sourced from long-term loans, medium-term notes, securitized receivables and bank debt. The Group’s borrowings are primarily raised centrally by Group finance companies and on-lent to operating subsidiaries on commercial terms. The Group borrows in the major global debt markets in a range of currencies at both fixed and floating rates of interest, and uses derivatives to generate the desired currency and interest rate profile of borrowings.

      The Group’s exposure to interest rate fluctuations on its borrowings is managed through the use of interest rate swaps and forward rate agreements. The Group’s policy is to maintain between 40% and 60% of its long-term borrowings at fixed rates for periods of up to five years.

      The Group’s borrowings (after taking account of swaps and forward contracts) are denominated mainly in U.S. Dollars. The currency disposition of the borrowings is used as a partial, long-term hedge of the cash flows arising from investments overseas and as a hedge against any future business disposal proceeds. In addition, it takes into account the availability and costs of funds, and the sensitivity of Group gearing and earnings ratios to exchange rate movements. The asset mix of the Group was broadly the same as at December 31, 2002 and with no significant disposals in the nine months ended September 30, 2003, the currency mix of borrowing at September 30, 2003 was not materially different from the position at December 31, 2002.

      The Group’s objective in determining borrowing maturity is to ensure a balance between flexibility, cost and the continuing availability of funds. As such, it funds in a mix of long-term and short-term maturity debt.

      During the nine months ended September 30, 2003, the principal movement in long-term debt was a £100 million bond maturity. Also in 2003, the Group redeemed £100 million in FRPS (fixed rate redeemable preference shares) reducing the amount outstanding at September 30, 2003 to £nil compared to £100 million at December 31, 2002. The Group runs a receivables securitization program in the United States, with £103 million outstanding, out of a total available facility of £105 million, at September 30, 2003.

      During the remainder of 2003 and 2004, £749 million of loans will be maturing, which, in addition to various bonds and notes, includes the £103 million from the receivables securitization program. These are expected to be refinanced through new debt issues. On November 11, 2003, Moody’s lowered the credit ratings of ICI to Baa3/P-3 from Baa2/P-2. Moody’s outlook for these ratings is stable. ICI anticipates that the ratings downgrade will reduce its funding options, in particular resulting in a loss of access to its major commercial paper markets, and will increase its cost of borrowings.

      ICI’s original disposal of the Chlor-Chemicals business to Ineos Chlor included an agreement for ICI to provide Ineos Chlor with a £100 million loan facility. As part of an overall refinancing package for Ineos Chlor, ICI has now agreed to make available new funding of £60 million alongside £45 million of new funding from the Ineos Group and £50 million of Regional Selective Assistance from the UK Government. The new funding from ICI comprises a £30 million cash contribution and additional loan finance of £30 million. The terms of the £100 million loan having been restructured, loan repayments are due by the end of 2010. ICI understood that without a refinancing package Ineos Chlor might seek to close part or all of its business. Separately, ICI and the Ineos Group have agreed a settlement of a number of other outstanding matters not involving Ineos Chlor. This is expected to result in payments to ICI of about £30 million over the next four years, with the first £7 million received in July 2003.

Foreign Currency Risk

      Most of the Group’s net assets are denominated in currencies other than pounds sterling with the result that the Group’s pounds sterling balance sheet can be significantly affected by currency movements. The Group partially hedges this effect by borrowing in currencies other than pounds sterling. The Group does not hedge translation exposures other than by passive use of currency borrowings.

      The Group requires its subsidiaries to hedge their material transaction exposures (sales and purchases in currencies other than their functional currency) using forward contracts. The majority of this hedging is performed by Group Treasury. The Group selectively hedges its anticipated future trading cash flows up to 12 months ahead using forward contracts and purchased currency options.

Counterparty Credit Risk

      The Group’s counterparty credit risks arise mainly from non-central operating cash held on short-term bank deposit, the positive “mark to market” effect of swaps and counterparty risk arising from the liquidity of the Group’s captive insurance company. The Group considers the risk of material loss in the event of non-performance by a financial counterparty to be low.

New Accounting Standards

      UK Accounting Standard FRS No. 17 Retirement Benefits, which will affect future consolidated financial statements, and its impacts are discussed in note 1 to the Group’s Annual Report and Form 20-F; it will not have an impact on cash flows. New U.S. GAAP Standards are outlined in note 21, in the unaudited interim condensed consolidated financial statements.

      The Urgent Issues Task Force has released proposals on the accounting for shares held in an Employee Share Ownership Plan Trust (“ESOP”) which, if accepted, may impact December 2003 year-ends. Proposals include the presentation of ESOP shares as a deduction from equity rather than as currently shown as a fixed asset and an amendment to the calculation of the charge to the profit and loss amount from being based on the carrying value of the shares to the intrinsic value of the shares at date of grant. As a consequence, all other transactions in the shares held in the ESOP would be reported through shareholders’ funds and would not impact the profit and loss account.

      If accepted, the proposals are likely to impact ICI with the deduction of ESOP shares at original cost from equity and the reversal of the impairment charges relating to the ESOP shares taken in the nine months results for 2003 and in full year results for 2001. The impairment charge in 2003 relating to ESOP shares (£19 million of total impairment of £76 million) and the impairment in 2001 (£22 million) would be reversed via prior period adjustments.

DESCRIPTION OF NOTES

      This section describes the specific financial and legal terms of the notes and supplements the more general description under “Description of the Debt Securities and Guarantees We May Offer” in the accompanying prospectus. To the extent that the following description is inconsistent with the terms described under “Description of the Debt Securities and Guarantees We May Offer” in the accompanying prospectus, the following description replaces that in the accompanying prospectus.

General

      The 4.375% Guaranteed Notes will be issued in an aggregate principal amount of $500,000,000 and will mature on December 1, 2008. The 5.625% Guaranteed Notes will be issued in an aggregate principal amount of $500,000,000 and will mature on December 1, 2013. Book-entry interests in the notes will be issued in minimum denominations of $1,000 and in integral multiples of $1,000. The notes will bear interest at the applicable rate per annum shown on the cover page of this prospectus supplement, payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2004. Interest on notes will be computed on the basis of a 360-day year of twelve 30-day months. The notes and guarantees are governed by the laws of the State of New York.

      ICI will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of and interest on the notes, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise.

      Application has been made to the UK Listing Authority for the notes to be admitted to the Official List and to the London Stock Exchange for the notes to be admitted to trading on the London Stock Exchange’s market for listed securities.

      ICI Wilmington may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the notes described in this prospectus supplement. Any such additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to guaranteed debt securities issued by ICI Wilmington and will provide the holders of these additional notes the right to vote together with the holders of the notes issued hereby. There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

      The principal corporate trust office of the trustee in the City of New York is designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

      We will issue the notes in fully registered form. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the notes through DTC. Indirect holders trading their beneficial interests in the notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement” in this prospectus and in the accompanying prospectus for more information about these clearing systems.

      Payment of principal of and interest on each series of notes, so long as the notes are represented by global securities, as discussed below, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Ranking

      The notes and the guarantees will constitute unsecured and unsubordinated indebtedness of ICI Wilmington and ICI, respectively, and will rank equally with all other unsecured and unsubordinated indebtedness of ICI Wilmington and ICI. Because ICI is a holding company, the guarantees will effectively rank junior to any indebtedness or other liabilities of its subsidiaries.

Default and Related Matters

      In addition to the Events of Default described in the accompanying prospectus under “Description of the Debt Securities and Guarantees We May Offer — Default and Related Matters — Events of Default”, the following is also an event of default with respect to the notes:

•	acceleration of any indebtedness for borrowed money of ICI Wilmington or ICI so that the same becomes due and payable prior to its stated maturity by reason of a default, and such acceleration shall not be rescinded or annulled (by reason of a remedy, cure or waiver thereof with respect to the default upon which such acceleration is based) within 30 days after such acceleration; or

•	failure by ICI Wilmington or ICI to pay when due or within any applicable grace period originally provided for, as the case may be, any such indebtedness for borrowed money; or

•	failure by ICI Wilmington or ICI to pay when due any amount payable by ICI Wilmington or ICI, as the case may be, under any present or future guarantee for, or indemnity in respect of, any indebtedness for borrowed money, provided that for any amount that has become due for payment under such a guarantee or indemnity through acceleration of the underlying indebtedness by reason of a default so that such indebtedness becomes due and payable prior to its stated maturity, such acceleration shall not have been rescinded or annulled (by reason of a remedy, cure or waiver thereof with respect to the default upon which such acceleration is based) within 30 days after such acceleration;

provided, however, that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events described above have occurred equals or exceeds $50,000,000.

Payment of Additional Amounts

      The government of the jurisdiction where ICI or any successor corporation is incorporated may require ICI or any successor corporation to withhold amounts from any amounts to be paid under the guarantees for taxes or any other governmental charges. If a withholding of this type is required, ICI or any successor corporation, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled. For more information on additional amounts and the situations in which ICI or any successor corporation may pay additional amounts, see “Description of the Debt Securities and Guarantees We May Offer — Payment of Additional Amounts” in the accompanying prospectus.

Redemption

      As explained below, we may redeem the notes for redemption before they mature. This means we may repay them early. You have no right to require us to redeem the notes. Notes will stop bearing interest on the redemption date, even if you do not collect your money. We will give notice to DTC of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Optional Redemption

      We may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points in the case of the 4.375% Guaranteed Notes and 25 basis points in the case of the 5.625% Guaranteed Notes. In connection with such optional redemption, the following defined terms apply:

•	“Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

•	“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such notes.

•	“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

•	“Quotation agent” means the reference treasury dealer appointed by the trustee after consultation with us.

•	“Reference treasury dealer” means any primary U.S. government securities dealer in the United States selected by the trustee after consultation with us. Reference treasury dealer quotations means with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m. Eastern Standard Time on the third business day preceding such redemption date.

Optional Tax Redemption

      If, after the date of this prospectus supplement, ICI is obligated to pay additional amounts due to (1) changes on or after the date of this prospectus supplement in UK withholding tax requirements, (2) a merger or consolidation with another entity incorporated in any jurisdiction other than the United Kingdom or any state in the United States or a sale or lease of substantially all our assets or (3) other limited circumstances described under “Description of the Debt Securities and Guarantees We May Offer — Optional Tax Redemption” in the accompanying prospectus, ICI Wilmington may redeem all, but not less than all, of the notes for redemption. If ICI Wilmington redeems the notes in such circumstances, ICI Wilmington must pay you 100% of their principal amount. ICI Wilmington will also pay you accrued interest and any additional amounts if ICI Wilmington has not otherwise paid you interest or any additional amounts owed through the redemption date.

Defeasance and Discharge

      We may release ourselves from any payment or other obligations on the notes as described under “Description of the Debt Securities and Guarantees We May Offer — Satisfaction, Discharge and Defeasance” of the accompanying prospectus.

Trustee

      The trustee under our indenture is The Bank of New York, New York, New York. See “Description of the Debt Securities and Guarantees We May Offer — Concerning the Trustee” and “— Default and Related Matters” in the accompanying prospectus for a description of the trustee’s procedures and remedies available in the event of a default.

CLEARANCE AND SETTLEMENT

      The notes will be issued in the form of global notes that will be deposited with DTC on the closing date. This means that we will not issue certificates to each holder. We will issue one or more global notes with respect to each series of notes to DTC, and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees, and their successors may transfer a global note as a whole to one another. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership — Global Securities — Special situations when the global security will be terminated” in the accompanying prospectus.

      It is expected that delivery of the notes will be made against payment for them on or about November 24, 2003, which is the fourth business day following the date of this prospectus supplement. The settlement cycle is referred to as T+4.

      Beneficial interests in the global notes will be shown on, and transfers of the global notes will be made only through, records maintained by DTC and its participants. A description of DTC and its procedures is set forth under “Clearance and Settlement” in the accompanying prospectus.

      So long as the notes are represented by global securities, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of a beneficial interest in the global notes.

      It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interest in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with notes held for the account of customers registered in “street name”. However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

      Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

      The notes have been accepted for clearance through DTC. The Common Code for the 4.375% Guaranteed Notes is 018122294, the ISIN for the 4.375% Guaranteed Notes is US449909AK64, and the CUSIP number for the 4.375% Guaranteed Notes is 449909 AK 6. The Common Code for the 5.625% Guaranteed Notes is 018119358, the ISIN for the 5.625% Guaranteed Notes is US449909AL48, and the CUSIP number for the 5.625% Guaranteed Notes is 449909 AL 4.

CERTAIN UK TAX CONSIDERATIONS

      The following, which applies only to persons who are beneficial owners of the notes, is a summary of ICI’s understanding of current law and Inland Revenue practice in the United Kingdom as at the date of this prospectus supplement in relation to certain aspects of the payment of interest in respect of the notes. It does not deal with any other United Kingdom taxation implications of acquiring, holding or disposing of the notes. Prospective noteholders who are unsure as to their tax position should seek their own professional advice.

Payments of Interest on the Notes

      Payments of interest on the notes may be made without withholding on account of UK tax.

Payments by Guarantor

      Depending on the correct legal analysis of payments by the Guarantor as a matter of UK tax law, it is possible that payments by the Guarantor would be subject to withholding on account of UK tax, subject to any claim that could be made under an applicable double-tax treaty.

Provision of Information

      Any paying agent or other person through whom interest (or certain other amounts) is paid to, or by whom any such amount is received on behalf of, an individual (whether resident in the UK or elsewhere) may be required to provide information in relation to the payment and the individual concerned to the UK Inland Revenue. The Inland Revenue may communicate information to the tax authorities of other jurisdictions.

European Union Savings Directive

      The EU has adopted a Directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required from a date not earlier than January 1, 2005 to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding tax system for a transitional period unless during such period those states elect otherwise.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

      The following are the material U.S. federal tax consequences of ownership and disposition of the notes beneficially owned by Non-U.S. Holders (as defined below).

      This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident and who is not present in the United States for 183 days or more in the taxable year of disposition;

•	a foreign corporation; or

•	a foreign estate or trust.

Withholding Tax and Taxation of Gain on Disposition

      Subject to the discussion below concerning backup withholding:

•	payments of principal and interest on the notes by ICI Wilmington or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	the Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of ICI Wilmington stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to ICI Wilmington through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner;

•	a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Holder of a trade or business in the United States.

Certification Requirement

      Interest will not be exempt from withholding tax unless the Non-U.S. Holder certifies on U.S. IRS (“IRS”) Form W-8BEN, under penalties of perjury, that it is not a U.S. person. If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder must provide to ICI Wilmington a properly executed IRS Form W-8ECI in order to claim an exemption from the withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax.

Estate Tax Considerations

      Subject to benefits provided by an applicable estate tax treaty, a note or coupon held by an individual who is a Non-U.S. Holder may be subject to U.S. federal estate tax upon the individual’s death if, at such time, interest payments on the note would have been:

•	subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected to the conduct by the holder of a trade or business in the United States.

Backup Withholding

      A Non-U.S. Holder that has complied with the certification procedures required to claim the exemption from withholding tax on interest described above under “— Certification Requirement” will not be subject to the backup withholding tax.

UNDERWRITING

      ICI Wilmington and ICI have entered into an underwriting agreement and pricing agreement with the underwriters listed below. Subject to the terms and conditions set forth in the underwriting agreement and in the pricing agreement, ICI Wilmington and ICI have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite its name below:

	Principal Amount	Principal Amount
	of 4.375%	of 5.625%
Underwriter	Guaranteed Notes	Guaranteed Notes

Barclays Capital Inc.	$141,666,667	$141,666,667
Citigroup Global Markets Inc.	141,666,666	141,666,666
UBS Securities LLC	141,666,667	141,666,667
Morgan Stanley & Co. Incorporated	25,000,000	25,000,000
ABN AMRO Incorporated	10,000,000	10,000,000
HSBC Securities (USA) Inc.	10,000,000	10,000,000
Mizuho International plc	10,000,000	10,000,000
Standard Chartered Bank Singapore Branch	10,000,000	10,000,000
The Royal Bank of Scotland plc	10,000,000	10,000,000

Total	$500,000,000	$500,000,000

      Under the terms and conditions of the underwriting agreement and the related pricing agreement, the underwriters are committed to take and pay for all of the notes, if any are taken.

      The underwriters will offer the notes for sale to the public at the initial public offering prices set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at such price less a concession not in excess of 0.250% of the principal amount of the 4.375% Guaranteed Notes and 0.250% of the principal amount of the 5.625% Guaranteed Notes. The underwriters may allow, and such dealers may reallow, a concession not to exceed 0.150% of the principal amount of the 4.375% Guaranteed Notes and 0.200% of the principal amount of the 5.625% Guaranteed Notes to certain brokers and dealers. After the notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

      The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in each series of the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for either series of the notes.

      It is expected that delivery of the notes will be made against payment on November 24, 2003. Trades and securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+3 basis, investors who wish to trade the notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

      ICI Wilmington and ICI have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, overallotment and stabilization transactions and purchases to cover syndicate short positions created in connection with the offering. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the notes sold in the offering for their account may be reclaimed by the syndicate if such notes are repurchased by the syndicate in stabilizing or covering transactions. The activities may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of notes may be higher than the price that might exist in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the London Stock Exchange, in the over-the-counter market or otherwise.

      Certain of the underwriters are expected to make offers and sales both inside and outside of the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

      In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have engaged and may, in the future from time to time, engage in various investment banking and financial services for and commercial transactions with ICI and members of the ICI Group.

      Application has been made to the UK Listing Authority for the notes to be admitted to the Official List and to the London Stock Exchange for the notes to be admitted to trading on the London Stock Exchange’s market for listed securities.

      Each underwriter has agreed that, in connection with the distribution of the notes, directly or indirectly:

•	it and each of its affiliates has not offered or sold and will not offer or sell any such notes to persons in the United Kingdom prior to the expiry of the period of six months from the date of the issue of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue and sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantor.

VALIDITY OF SECURITIES AND GUARANTEES

      Davis Polk & Wardwell, our U.S. counsel, and Sullivan & Cromwell LLP, U.S. counsel for the underwriters, will pass upon the validity of the notes and guarantees as to certain matters of New York law. ICI’s General Counsel and Company Secretary will pass upon the validity of the notes and guarantees as to certain matters of English law.

$4,250,000,000

ICI Wilmington Inc.

Guaranteed Debt Securities
Fully and unconditionally guaranteed by
Imperial Chemical Industries PLC
Debt Warrants

Imperial Chemical Industries PLC

Equity Warrants
Preference Shares

Ordinary Shares

in the form of
Ordinary Shares or American depositary shares

Share Rights

     ICI Wilmington Inc. may use this prospectus to offer from time to time guaranteed debt securities, which may include debt securities convertible or exchangeable into other securities, and warrants to purchase guaranteed debt securities. Imperial Chemical Industries PLC may use this prospectus to offer from time to time equity warrants, preference shares, ordinary shares (either directly or in the form of American depositary shares), and rights to subscribe for ordinary shares. The ordinary shares of Imperial Chemical Industries PLC are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange under the symbol “ICI”. Imperial Chemical Industries PLC’s American depositary shares, each representing four ordinary shares, are listed on the New York Stock Exchange under the symbol “ICI”.

     You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of any underwriters will be set forth in the accompanying prospectus supplement.

      Investing in these securities involves certain risks. See “Risk Factors” beginning on page 1.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 2, 2002.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $4,250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      In this prospectus, the terms “we,” “our,” and “us” refer to ICI Wilmington Inc. and Imperial Chemical Industries PLC. Unless the context requires otherwise, we refer to Imperial Chemical Industries PLC and its subsidiaries taken together as ICI or the Group, and we refer to ICI Wilmington Inc. as ICI Wilmington.

      ICI Wilmington may use this prospectus to offer guaranteed debt securities, which may include debt securities convertible or exchangeable into other securities, and warrants to purchase debt securities. ICI will act as the guarantor for offerings of debt securities by ICI Wilmington using this prospectus. We refer to the debt securities and debt warrants that may be offered using this prospectus as the debt securities. In addition, ICI may use this prospectus to offer equity warrants (including share rights), preference shares, and ordinary shares (either directly or in the form of American depositary shares, or ADSs). The debt securities, debt warrants, equity warrants (including share rights), preference shares, ordinary shares and ADSs are referred to collectively as the securities.

i

RISK FACTORS

      Investing in the securities we may offer using this prospectus involves risk. Before deciding to buy our securities, you should carefully consider the risks described below, the risks described in the documents incorporated by reference into this prospectus and any risks described in the prospectus supplement. If any of these risks occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of our securities could decline, in which case you could lose part or all of your investment.

Risks relating to our business

      You should read the section “Risk Factors” incorporated by reference into this prospectus from our Annual Report on Form 20-F for the year ended December 31, 2001, and in similar sections in later filings incorporated by reference into this prospectus or a prospectus supplement, for information on risks that may affect our business.

Risks relating to ICI’s ordinary shares and ADSs

Currency fluctuations may adversely affect the trading prices of ICI’s ordinary shares and ADSs and the value of any distributions it makes.

      Because ICI’s ordinary shares are traded in pounds sterling and the ADSs are traded in U.S. dollars, fluctuations in the exchange rate between pounds sterling and the U.S. dollar may affect the U.S. dollar value of your investment. In addition, when ICI makes distributions on its ordinary shares in pounds sterling, the ADS depositary converts these distributions to U.S. dollars. If exchange rates fluctuate before the ADS depositary converts the currencies, you may lose some of the value of the distribution.

An ADS holder may not be able to exercise voting rights as readily as a holder of ICI’s ordinary shares.

      ADS holders may instruct the ADS depositary as to how to vote the ordinary shares represented by the ADSs. There is no guarantee that you will receive voting materials in time to make the certification as to beneficial ownership required for voting. As a result, you or persons who hold their ADSs through brokers, dealers or other third parties, may not have the opportunity to exercise a right to vote.

Risks relating to debt securities we may offer

Because ICI is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on the debt securities or on the guarantees is subordinated to the other liabilities of our subsidiaries.

      ICI is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. ICI’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. ICI’s subsidiaries are not guarantors of the debt securities we may offer. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to ICI. Claims of the creditors of ICI’s subsidiaries have priority to the assets of such subsidiaries over the claims of ICI. Consequently, if ICI were to become insolvent, the claims of holders of notes guaranteed by ICI would be structurally subordinated to the prior claims of the creditors of ICI’s subsidiaries.

      In addition, some of ICI’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, subsidiaries of ICI incorporated under the laws of England and Wales may be restricted by law in their ability to declare dividends due to failure to meet requirements tied to distributable profits.

Since the debt securities are unsecured, your right to receive payments may be adversely affected.

      The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness. At December 31, 2002, ICI had £209 million in aggregate principal amount of secured indebtedness outstanding and ICI Wilmington has no secured indebtedness outstanding. If ICI

Wilmington defaults on the debt securities or ICI defaults on the guarantees, or after bankruptcy, liquidation or reorganization, then, to the extent that we have granted security interests over their assets, the assets that secure our debts will be used to satisfy the obligations under that secured debt before we could make payment on the debt securities or the guarantees. There may only be limited assets available to make payments on the debt securities or the guarantees in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Your rights as a holder of debt securities may be inferior to the rights of holders of debt securities issued under a different series pursuant to the indenture.

      The debt securities are governed by a document called the indenture, which is described later under “Description of the Debt Securities and Guarantees We May Offer”. We may issue as many distinct series of debt securities under the indenture as we wish. We may also issue a series of debt securities under the indenture that provides holders with rights superior to the rights already granted or that may be granted in the future to holders of another series. You should read carefully the specific terms of any particular series of debt securities which will be contained in the prospectus supplement relating to such debt securities.

At any point in time there may or may not be an active trading market for our debt securities.

      At any point in time there may or may not be an active trading market for our debt securities. If any of the debt securities are traded after their initial issuance, they may trade at a discount from their initial offering price. We may decide to list a particular series of debt securities on one or more stock exchanges. Factors that could cause the debt securities to trade at a discount are:

•	an increase in prevailing interest rates;

•	a decline in our credit worthiness;

•	a weakness in the market for similar securities; and

•	declining general economic conditions.

Should we default on our debt securities or guarantees, your right to receive payments on such debt securities or guarantees may be adversely affected by English insolvency laws.

      ICI is incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to ICI are likely to proceed under, and be governed by, English insolvency law. The procedural and substantive provisions of such insolvency laws are generally more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for ICI or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.

FORWARD LOOKING STATEMENTS

      This prospectus, the documents incorporated by reference and any related prospectus supplement that we may file in the future may contain statements concerning our business, financial condition, results of operations and certain of our plans, objectives, assumptions, projections, expectations or beliefs with respect to these items. These statements are intended as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, those concerning:

•	our strategy and our ability to achieve it,

•	the benefits of the restructuring programs in our businesses,

•	our debt reduction plans,

•	our credit rating,

•	our plans to divest Synetix,

•	expectations regarding sales, trading profit and growth,

•	plans for the launch of new products and services,

•	the impact of regulatory initiatives on operations and costs,

•	our possible or assumed future results of operations and/or those of our associates and joint ventures,

•	capital expenditure and investment plans,

•	adequacy of capital,

•	financing plans, and

•	those preceded by, followed by, or that include the words “believe”, “expect”, “intend”, “plan”, “anticipate” or similar expressions.

      We caution that any forward-looking statements in this prospectus or in any document incorporated by reference into this prospectus may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only at their respective dates. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

      By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things:

•	the impact of competitive products and pricing,

•	changes in the price of raw materials,

•	the occurrence of major operational problems,

•	the loss of major customers,

•	limitations imposed by our indebtedness and leverage,

•	a credit rating downgrade by the rating agencies,

•	contingent liabilities, including those arising in connection with recently disposed businesses,

•	risks associated with our international operations,

•	risks of litigation, and

•	other factors described in our filings with the Securities and Exchange Commission.

      You should read “Risk Factors” beginning on page 1 and the “Risk Factors” section incorporated by reference into this prospectus from our Annual Report on Form 20-F for the year ended December 31, 2001, and similar sections in later filings incorporated by reference into this prospectus. These sections contain further information regarding factors that could cause actual results and developments to differ from those expressed or implied by the forward-looking statements in this document.

WHERE YOU CAN FIND MORE INFORMATION

      ICI files annual, semi-annual and special reports and other information with the Securities and Exchange Commission, or the SEC. You may read a copy of any document that ICI files at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      ICI’s ADSs representing its ordinary shares are listed on the New York Stock Exchange, and its ordinary shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange. You can consult reports and other information about ICI that we have filed pursuant to the rules of the New York Stock Exchange, the UK Listing Authority and the London Stock Exchange at those bodies.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to incorporate by reference into this prospectus information contained in other documents that we file with them. This means that we can disclose important information to you by referring to these documents. Information incorporated by reference is accordingly an important part of this prospectus. We incorporate by reference in this prospectus the following documents or sections of documents:

(a) Annual Report on Form 20-F for the year ended December 31, 2001; and

(b) all other documents we file pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities and, to the extent designated therein, reports furnished to the SEC on Form 6-K, in each case with effect from the date that such document or report is so filed or furnished.

      Information that we file with the SEC will automatically update and supersede information in documents filed with the SEC at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference into this prospectus.

      We undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to the Secretary, Imperial Chemical Industries PLC, 20 Manchester Square, London W1U 3AN, England (telephone 011-44-(0)20-7009-5000) or to the Secretary, ICI Wilmington Inc., Concord Plaza, 3411 Silverside Road, P.O. Box 15391, Wilmington, Delaware 19850 (telephone 302-886-3000).

      You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of these documents.

ENFORCEABILITY OF CIVIL LIABILITIES

      ICI Wilmington is incorporated under the laws of the State of Delaware. ICI is a public limited company incorporated under the laws of England and Wales. Substantially all of ICI’s directors and officers and some of the experts named in this document reside outside the United States, principally in the United Kingdom. A substantial portion of ICI’s assets and the assets of such persons are located outside the United States. You may not be able, therefore, to effect service of process within the United States upon ICI or these persons or to enforce in U.S. courts judgments against them obtained in those courts based upon the civil liability provisions of the federal securities laws of the United States. We have been advised that there is substantial doubt as to the enforceability in England and Wales in original actions or in actions for enforcement of judgments of U.S. courts based upon the civil liability provisions of the federal securities laws of the United States.

IMPERIAL CHEMICAL INDUSTRIES PLC

      ICI is one of the world’s major speciality products and paints businesses with products and ingredients developed for a wide range of consumer and industrial markets.

      In 1997, ICI began the process of refocusing the business from commodity chemicals into higher value added speciality products and paints, addressing specific and specialized customer needs. This transformation is now essentially complete. The businesses are now more knowledge intensive than capital intensive and focused on delivering innovative products to customers in a wide range of sectors of the world economy.

      The speciality products and paint businesses, referred to as the International Businesses, comprise National Starch, Quest, Performance Specialties and Paints. These businesses serve diverse consumer and industrial markets through some 40 strategic business units, comprising close to 100 operating units with an array of market leadership positions across the world. In addition, a number of Regional and Industrial businesses remain in ICI’s portfolio.

      You can find a more detailed description of ICI in its Annual Report on Form 20-F and in other documents incorporated by reference into this prospectus.

ICI WILMINGTON INC.

      ICI Wilmington is a wholly owned subsidiary of ICI and is incorporated under the laws of the State of Delaware on June 28, 1963. ICI Wilmington is a financing vehicle for ICI and its subsidiaries. It has no independent operations, other than, from time to time, holding cash or issuing debt securities and commercial paper in the United States. ICI Wilmington will lend substantially all proceeds of its borrowings to ICI or one or more of its subsidiaries. The principal executive offices of ICI Wilmington are located at Concord Plaza, 3411 Silverside Road, P.O. Box 15391, Wilmington, Delaware 19850.

      ICI will fully and unconditionally guarantee the debt securities issued by ICI Wilmington as to payment of principal, premium, if any, interest and any other amounts due.

RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31

	1997	1998	1999	2000	2001

For the Group (under UK GAAP)	1.1	1.2	1.6	2.4	1.7
For the Group with estimated material adjustments to accord with U.S. GAAP	—	0.5	1.3	—	1.5

      The deficiency of earnings to fixed charges for the years ended December 31, 1997, 1998 and 2000 was £468 million, £185 million and £411 million, respectively.

      For the purpose of computing this ratio, earnings consist of the income from continuing operations before taxation of Group companies and income received from companies owned 50% or less, plus fixed charges excluding capitalized interest. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of the debt discount and expense and that portion of rental expense representative of the interest factor.

      The data presented for the years ended December 31, 1997 through 2001 is extracted from page 25 of the ICI Annual Report and Accounts and Form 20-F 2001 which is incorporated by reference in our Annual Report on Form 20-F for the year ended December 31, 2001.

USE OF PROCEEDS

      Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes. These include working capital and the repayment of existing borrowings by us and by our subsidiaries.

CAPITALIZATION AND INDEBTEDNESS

      The following table sets forth as of December 31, 2001 the audited consolidated capitalization and indebtedness of the ICI Group, which have been calculated in accordance with UK GAAP. We have summarized certain developments since December 31, 2001 in the notes to this table.

At December 31, 2001

(£ million)
Shareholders’ funds (deficit)(1)(2)
Share capital — Ordinary Shares of £1 each (authorized: 850 million; allotted and fully paid: 728 million)	728
Share premium account	589
Associates’ reserves	22
Accumulated deficit	(1,622)

Total shareholders’ funds	(283)
Minority interests	51
Indebtedness
Short-term debt (due within one year)(3) Bank borrowings	67
Other short-term borrowings	351
Current instalments of loans	1,250
Finance lease obligations	2

Total short-term debt(3)	1,670

Long-term debt (due after more than one year)(4)
Bank loans	276
Other loans	1,429
Finance lease obligations	2

Total long-term debt	1,707

Total debt(3)	3,377

Total capitalization and indebtedness(2)(3)	3,145

(1)	Excludes an aggregate of 10,452,285 ordinary shares which are issuable under our UK sharesave scheme and 1984 senior staff option scheme. Shares required for all other share option schemes are purchased in the market by a trust.

(2)	On March 21, 2002, ICI announced the successful completion of its rights offering, which raised approximately £807 million, net of expenses. As a consequence of the rights offering, our authorized share capital was increased to 1,400 million ordinary shares of £1 each, our allotted and fully paid ordinary shares of £1 each increased to 1,191 million and our share premium account increased to approximately £933 million. In addition, as of January 1, 2002, ICI adopted the (UK) Financial Reporting Standard FRS19 — Deferred Tax, which has resulted in an increase in the accumulated deficit of £81 million. As a result of the rights offering and the adoption of FRS19, total shareholders’ funds increased by approximately £726 million. See our Annual Report on Form 20-F for the year ended December 31, 2001 incorporated by reference herein for a description of the results of the rights offering and of the adoption of FRS19.

(3)	From December 31, 2001 to March 31, 2002, our net debt was reduced following the receipt of the net proceeds of the rights offering, offset in part by seasonal fluctuations in working capital.

(4)	Of the total amount shown as long-term debt, £55 million is secured.

      For additional information on short-term debt, long-term debt, lease obligations and shareholders’ funds see the notes to the consolidated financial statements incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2001.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

      Investors who hold securities in accounts at banks or brokers will generally not be recognized as the legal holders of securities. This is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest, dividends and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to the registered holders of securities. The holder of any certificate representing securities, including global securities, is, in the case of registered securities, the person or entity in whose name the certificate is registered, and in the case of bearer securities, the person or entity which has possession of the certificate. As noted above, we do not have obligations to you if you hold in street name or any other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

      Global security. A global security is a special type of indirectly held security. It may be issued in either registered or bearer form. If we choose to issue securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders, as described above. We require that the global security be registered in the name of or held by a financial institution we select.

      We also require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution which in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

      Special investor considerations for global securities. As an indirect holder, an investor’s rights in a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

      If you are an investor in securities issued only in the form of global securities, you should be aware that:

•	You cannot have securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “— Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions required by law to own securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

      Special situations when the global security will be terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described in the subsections “— Street Name and Other Indirect Holders” and “— Direct Holders”.

      A permanent global debt security may only be transferred as a whole between the depositary and a nominee of the depositary or to a successor depositary or nominee.

      Owners of beneficial interests in a permanent global debt security are not entitled to receive physical delivery of securities in definitive form unless:

•	the depositary notifies us that it is unwilling or unable to continue as depositary, or if the depositary is no longer qualified as a clearing agency under applicable law and we have not appointed a successor depositary;

•	we decide at any time and in our sole discretion not to have any of the securities represented by registered securities in global form;

•	an event of default on the securities has occurred and has not been cured; or

•	any other circumstances for terminating a global security as described in the applicable prospectus supplement have occurred.

      When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER

      ICI Wilmington may issue debt securities using this prospectus. As required by U.S. federal law for all publicly offered corporate bonds and notes, the debt securities are governed by a document called an indenture. The indenture relating to the debt securities issued by ICI Wilmington is a contract, dated as of June 15, 1989, as amended by the Trust Indenture Reform Act of 1990, among ICI Wilmington, ICI and The Bank of New York, as trustee.

      ICI will act as the guarantor of the debt securities issued by ICI Wilmington. The guarantees are described under “Guarantees” below.

      In this description “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the section “Legal Ownership — Street Name and Other Indirect Holders” above.

General

      This section summarizes the material provisions of the indenture, the debt securities and the guarantees. Because it is a summary, it does not describe every aspect of the indenture, the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all of the indenture provisions, including some of the terms used and defined in the indenture. We describe the meaning of only the more important terms in this prospectus. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary is also subject to and qualified by reference to the description of the particular terms of your series of debt securities described in the prospectus supplement.

      The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantees are governed by New York law. The indenture is an exhibit incorporated by reference into this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy.

      The debt securities are unsecured obligations of ICI Wilmington and the guarantees are unsecured obligations of ICI.

The Trustee

      The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, is the trustee under the indenture. As trustee, it has two main roles:

•	first, it can enforce your rights against us if we default on debt securities issued under the indenture. There are some limitations on the extent to which the trustee may act on your behalf, described under “— Events of Default — Remedies if an event of default occurs” below; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell them and sending you notices.

Types of Debt Securities

      The indenture does not limit the amount of debt securities that ICI Wilmington can issue. It provides that debt securities may be issued in one or more series up to the aggregate principal amount as authorized from time to time by ICI Wilmington.

      The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the debt securities;

•	the date or dates on which we will repay the principal amount of the series of debt securities;

•	any rate or rates at which the series of debt securities will bear interest or the method by which the interest rate or rates will be determined;

•	the date or dates from which any interest on the series of debt securities will accrue, the dates on which interest will be payable and the record dates for interest payments;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which ICI Wilmington may redeem the series of debt securities in whole or in part;

•	any mandatory or optional sinking funds or similar provisions, or any provisions for redemption at the option of the holder of the debt securities;

•	the denominations in which debt securities of the series are issuable, if other than denominations of $1,000 and any multiple of $1,000;

•	the portion of the principal amount of the series of debt securities payable if an acceleration of the maturity of the debt securities is declared, if other than the principal amount;

•	the currency, including any composite currency, of payment of the principal, premium, if any, and interest on the series of debt securities if other than U.S. dollars, and the method of payment;

•	whether ICI, ICI Wilmington or a holder of debt securities may elect to have the principal, premium, if any, or interest on the series of debt securities paid in a currency or composite currency other than the currency in which the debt securities are stated to be payable, and if so, any election period and the terms and conditions governing such an election;

•	whether ICI Wilmington will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

•	any index used to determine the amount of payment of principal, premium, if any, and interest on the series of debt securities and how these amounts will be determined if they are not fixed when the debt securities are issued;

•	the applicability of the provisions described later under “— Satisfaction, Discharge and Defeasance”;

•	any authenticating or paying agents, transfer agents or registrars or any other agents acting in connection with the debt securities other than the trustee;

•	if applicable, a discussion of any material U.S. federal income and UK tax considerations; and

•	any other special features of the series of debt securities.

      We may issue the debt securities as original issue discount securities, which are debt securities offered and sold at a substantial discount to their stated principal amount. (Section 1.1.) Special federal income tax, accounting and other considerations which apply to original issue discount securities will be described in the applicable prospectus supplement.

Guarantees

      ICI will fully and unconditionally guarantee the payment of the principal, premium, if any, interest and any sinking fund payments on the debt securities, including the payment of any additional amounts in respect of the debt securities, as described under “— Payment of Additional Amounts” below. ICI guarantees the payment of these amounts when they become due and payable, whether by declaration or otherwise.

Overview of the Remainder of this Description

      The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your right to receive payment of additional amounts due to changes in the tax withholding requirements of various jurisdictions.

•	Your rights under several special situations, such as if we merge with another company or if we want to redeem the debt securities for tax reasons.

•	Covenants contained in the indenture that restrict our ability to incur liens and undertake sale and leaseback transactions. A particular series of debt securities may have additional covenants.

•	Your rights if we default or experience other financial difficulties.

•	Your rights if we want to modify the indenture.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

      Unless otherwise stated in the prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons in denominations of $1,000 or whole multiples of $1,000. You may have your debt securities broken into more debt securities of smaller $1,000 denominations or combined into fewer debt securities of larger $1,000 denominations, as long as the total principal amount is not changed. (Section 2.8.) This is called an exchange.

      You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and for transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities.

      You may not exchange your registered debt securities for bearer securities.

      There will be no service charge for any exchange or registration of transfer of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge imposed in connection with any exchange or resignation of transfer.

      The transfer or exchange of a registered debt security may be made only if the security registrar is satisfied with your proof of ownership.

      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we first mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected or called for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.8.)

Payment and Paying Agents

      We will pay interest to you if you are a direct holder of debt securities at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the record date and is stated in the prospectus supplement. (Section 2.7.)

      Unless otherwise specified in the prospectus supplement, we will pay interest, principal and any other money due on debt securities in registered form at the corporate trust administration office of The Bank of New York in The City of New York, as paying agent for the debt securities. That office is currently located at 5 Penn Plaza, New York, New York 10001. We may also make those payments at the office of any other or successor paying agent we appoint for this purpose. At our option, we may pay interest on any debt securities by check mailed to the registered holders. (Sections 3.1 and 3.2.)

      Some of the debt securities may be denominated, and payments may be made, in currencies other than U.S. dollars or in composite currencies. A summary of any special considerations which apply to these debt securities is in the applicable prospectus supplement.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

      We may arrange for additional payment offices, or may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent, but must always maintain a paying agency in the Borough of Manhattan, New York City. Whenever there are changes in the paying agents for any particular series of debt securities we must notify the trustee. (Sections 3.2 and 3.4.)

Payment of Additional Amounts

      The government of the jurisdiction where ICI or any successor corporation is incorporated may require ICI or any successor corporation to withhold amounts from payments of the principal, premium, if any, or interest on a debt security or payments under the guarantee for taxes or any other governmental charges. If the jurisdiction requires a withholding of this type, ICI or any successor corporation may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.

      The indenture (Section 12.1) provides that ICI or any successor corporation will not have to pay additional amounts in certain specified circumstances, and that those circumstances may be modified or supplemented for different series of debt securities. Unless the prospectus supplement for a series of debt securities provides otherwise, debt securities issued using this prospectus will provide that ICI or any successor corporation will not have to pay additional amounts if:

•	The tax or governmental charge is imposed only because the holder is or was connected to the jurisdiction, other than by merely holding the debt security or guarantee or by receiving principal, premium, if any, or interest on the debt security, or enforcing the debt security or guarantee. These connections include where the holder or related party:

—	is or has been a domiciliary, national or resident of the jurisdiction;

—	is or has been engaged in a trade or business in the jurisdiction; or

—	has or had a permanent establishment in the jurisdiction.

•	The tax or governmental charge is imposed because a debt security was presented for payment, if presentation is required, more than 30 days after the security became due or payment was provided for, except to the extent the holder would have been entitled to payment of the additional amounts if the holder had made the presentation within the 30 day period.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholding.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the jurisdiction, as required by any statute or regulation as a condition to relief or exemption from such tax or governmental charge.

•	The tax or governmental charge is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive.

•	The holder would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a Member State of the EU or elsewhere.

•	The tax or governmental charge would not have been imposed if the beneficial owner had been the holder of the debt security or, if the beneficial owner had been the holder of the debt security, payment of the additional amount would have been excluded under the provisions above.

Mergers and Similar Events

      We are generally permitted to consolidate or merge with another company or other entity. We are also generally permitted to sell or convey our property as an entirety or substantially as an entirety to another entity. Our ability to take some of these actions is restricted in the following ways:

•	any entity succeeding ICI Wilmington must be organized under the laws of a State of the United States and must assume ICI Wilmington’s obligations in relation to the debt securities. (Section 9.1.)

•	any entity succeeding ICI must assume ICI’s obligations in relation to the debt securities or the guarantees and, if the succeeding entity is not organized under the laws of the United Kingdom or a State of the United States, the succeeding entity’s assumption of these obligations must include the obligation to pay any additional amounts as described under “— Payment of Additional Amounts”. (Section 9.3.)

      It is possible that the merger, sale, or lease of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called liens, as discussed under “— Limitations on Liens”. If a merger or other transaction would create any liens on our property, we must comply with that covenant. We would do this either by deciding that the liens were permitted or by following the requirements of the covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. (Section 9.4.)

Optional Tax Redemption

      We have the option to redeem the debt securities in the three situations described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the applicable prospectus supplement. We must give you between 30 and 60 days’ notice before redeeming the debt securities.

      The first situation is where, as a result of a change or amendment to any law or treaty or any change in the official application or interpretation of any laws or treaty:

•	ICI would have to pay additional amounts as described under “— Payment of Additional Amounts”; or

•	any tax would be imposed by the UK on interest payments received by ICI Wilmington from ICI or any subsidiary of ICI incorporated or resident for tax purposes in the UK.

      This first situation applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where ICI is incorporated.

      The second situation is where a corporation incorporated outside the United Kingdom or any State of the United States, and which was formed by any amalgamation, reconstruction, consolidation or merger of ICI with or into any other corporation or corporations, or where any such corporation to whom ICI has sold or conveyed substantially all its property, is required to pay additional amounts.

      The third situation is where an independent legal adviser to ICI Wilmington or ICI has advised that, as a result of action taken by a taxation authority in the UK or any other jurisdiction after the date specified in the prospectus supplement for the applicable series of debt securities, one of the previous two situations described would exist. (Section 11.6.)

Conversion or Exchange

      The debt securities may be convertible into or exchangeable for ICI’s ordinary shares or preference shares or securities of other issuers if we agree to enter into an appropriate indenture supplement and the prospectus supplement so provides. See “— Modification of the Indenture and Waiver” below for a summary of how we may supplement the indenture. If the debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of securities to be received by you upon conversion or exchange.

Covenants

Limitation on Liens

      Some of ICI’s property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to repay them. These preferential rights are called liens.

      ICI undertakes that it and its restricted subsidiaries will not become obligated on any new debt for borrowed money that is secured by a lien on any of its principal properties or on any shares of stock of any of its restricted subsidiaries unless it grants an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

      ICI does not need to comply with this restriction if the amount of all debt that would be secured by liens on its principal properties and the shares of stock of its restricted subsidiaries is less than 5% of ICI’s consolidated net tangible assets. (Section 3.7.)

      This restriction on liens does not apply to debt secured by a number of different types of liens. These types of liens include the following:

•	any lien on property, shares of stock or indebtedness of any corporation existing at the time the corporation becomes a restricted subsidiary;

•	any lien on property or shares of stock existing at the time of acquisition thereof, or to secure the payment of all or any part of the purchase price thereof, or to secure any debt incurred before, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of the shares and, in the case of property, the later of the acquisition, completion of construction or commencement of the commercial operation of the property, where the debt is incurred to finance all or any part of the purchase price;

•	any lien on a principal property (or on any proceeds from the sale of a principal property) or a lien on shares of stock of a restricted subsidiary the principal assets of which consist, or will consist, of producing property to secure all or any part of the cost of exploration, drilling, mining, development, improvement, construction, alteration or repair of any part of the principal property, the producing property or another property, or to secure any debt incurred to finance or refinance all or any part of such cost;

•	any lien securing debt owed to ICI or to any of its restricted subsidiaries by any of ICI’s restricted subsidiaries or by ICI;

•	any lien existing at the date of the indenture;

•	any lien on a principal property not otherwise permitted by the third preceding paragraph above to secure debt incurred to finance all or part of the cost of improving, constructing, altering or repairing any building, equipment or facilities or the cost of any other improvements on all or any part of that principal property, if the debt is incurred before, during, or within twelve months after completing the improvement, construction, alteration or repair;

•	any lien on property owned or held by any corporation or on shares of stock or indebtedness of any corporation, where the lien existed either at the time the corporation is merged, consolidated or amalgamated with either ICI or a restricted subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the property of a corporation to ICI or a restricted subsidiary; and

•	any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any lien included earlier in the list or of any of the debt secured thereby, so long as the principal amount of debt secured thereby does not exceed the principal amount of debt secured at the time of the extension, renewal or replacement, and that the extension, renewal or replacement lien is limited to all or any part of the same property or shares of stock that secured the lien extended, renewed or replaced, or property received or shares of stock issued in substitution or exchange thereof.

      We explain below some of the terms used above and in other sections of this description of the debt securities and guarantees we may offer. Each of these terms is defined in Section 1.1 of the indenture.

•	Principal property means any manufacturing plant or facility or any research facility owned by ICI or any restricted subsidiary. A principal property must also be located within the United Kingdom or the United States and have a gross book value exceeding 2% of ICI’s consolidated net tangible assets. Principal property does not include:

(1) any plant or facility or research facility which in the opinion of the ICI’s board of directors is not materially important to the total business conducted by ICI and its subsidiaries as a whole; or

(2) any portion of a property described above which, in the opinion of ICI’s board of directors, is not materially important to the use or operation of the property.

•	A subsidiary of ICI is any corporation in which ICI controls directly or indirectly a majority of stock with ordinary voting power to elect a majority of the board of directors.

•	The consolidated net tangible assets of ICI mean the total amount of consolidated ICI Group assets (less applicable reserves and other properly deductible items), after deducting:

(1) all current liabilities; and

(2) all goodwill, trade names, trademarks, patents and other similar types of assets as shown on the audited consolidated balance sheet contained in the latest annual report to ICI shareholders.

•	Restricted subsidiary means any wholly-owned subsidiary of ICI:

(1) with substantially all of its property located within the United Kingdom or the United States; and

(2) which owns a principal property,

but does not include any wholly-owned subsidiary principally engaged in leasing or in financing installment receivables or principally engaged in financing the ICI Group’s operations.

Limitation on Sale and Lease-Back

      Neither ICI nor any of its restricted subsidiaries will enter into any sale and lease-back transaction involving a principal property without complying with this covenant.

      A sale and lease-back transaction is an arrangement between us or a restricted subsidiary and a bank, insurance company or other lender or investor in which ICI or the restricted subsidiary leases back for more than three years a principal property that ICI or the restricted subsidiary has sold to a lender or investor or to any person.

      ICI and its restricted subsidiaries may enter into sale and lease-back transactions provided that the total amount of debt attributable to sale and lease-back transactions plus other debt of ICI or any of its restricted subsidiaries incurred, assumed or guaranteed secured by liens (but excluding debt secured by liens on property that ICI or a restricted subsidiary would be entitled to incur, assume or guarantee as described under “— Limitation on Liens” above) does not exceed 5% of consolidated net tangible assets.

      This restriction does not apply to any sale and lease-back transaction if:

•	ICI or the restricted subsidiary seeking to enter into the sale and lease-back could incur, assume or guarantee debt secured by a lien on the principal property to be leased without securing the indebtedness pursuant to the exceptions to the limitation on liens as described in the third and fourth paragraphs of that section;

•	Within the twelve months before or after the sale or transfer, ICI invests an amount at least equal to the net proceeds from the sale of the principal property (in the case of a cash transaction) that it or its restricted subsidiary leases in the sale and lease-back transaction, or the fair value of that property as determined by ICI’s board of directors (in the case of a non-cash transaction). This amount must be invested in a principal property or properties or used to retire indebtedness for money that ICI or its restricted subsidiaries has borrowed, incurred or assumed (but not including debt owed to ICI or restricted subsidiaries or debt subordinated to the guarantees) and which has a maturity of either 12 months or more from the date the indebtedness is incurred or less than 12 months from that date but renewable or extendible beyond 12 months from that date at the option of the borrower within one year of the transaction. (Section 3.8.)

      This restriction on sale and lease-back transactions also does not apply to any transaction between ICI and one of its restricted subsidiaries, or between restricted subsidiaries of ICI.

Default and Related Matters

Ranking

      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

      Because ICI is organized as a holding company and carries on substantially all of its operations through subsidiaries, your right to receive payments on the guarantees is subordinated to other liabilities of ICI’s subsidiaries. The ability of ICI to meet its obligations is dependent upon the availability of cash flows from its subsidiaries and affiliated companies, both domestic and foreign.

Events of Default

      You will have special rights if any event of default occurs and is not cured, as described later in this subsection.

      What is an event of default? An event of default means any of the following:

•	default for 30 days in the payment of any installment of interest on the series of debt securities;

•	default in the timely payment of any part of the principal of the series of debt securities or of any sinking fund installment relating to the debt securities;

•	breach or default by ICI Wilmington or ICI in the performance of a covenant or warranty in respect of the debt securities which has not been remedied for ninety days after we receive written notice of the default from the trustee or we and the trustee receive written notice of the default from the holders of at least 25% of the principal amount of the debt securities of the affected series;

•	certain events of bankruptcy, insolvency or reorganization of ICI Wilmington or ICI; or

•	the occurrence of any other event of default described in the applicable prospectus supplement. (Section 5.1.)

      No event of default described in the provisions above with respect to a particular series of debt securities will necessarily constitute an event of default with respect to any other series of debt securities.

      Remedies if an event of default occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% of the principal amount of debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 5.1.)

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 6.2.) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 5.9.)

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities during that period. (Section 5.6.)

      These limitations do not apply to a suit instituted by you for the enforcement of payment of the principal or interest on a debt security on or after the respective due dates.

      We will file annually with the trustee a written statement of certain of our officers certifying that, to their knowledge, we have not defaulted on our covenants under the indenture or else specifying any default that exists. (Sections 3.5 and 3.9.)

Modification of the Indenture and Waiver

      There are three types of changes we can make to the indenture and the debt securities.

      Changes not requiring approval. The first type of change does not require any vote by holders of debt securities. This type is limited to clarifications, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 8.1.)

      Changes requiring your approval. Second, there are changes that cannot be made to your debt securities without your specific approval. Your consent is required before we could do any of the following:

•	extend the final maturity of a debt security,

•	reduce the principal amount of a debt security,

•	reduce the rate or extend the time of payment of any interest on a debt security,

•	reduce any amount payable on redemption of a debt security,

•	reduce the amount of principal due and payable upon an acceleration of the maturity of a debt security issued at an original issue discount,

•	impair your right to sue for payment,

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture, or

•	change in any manner adverse to the holders of the debt securities the obligations of ICI relating to the payment of principal and interest, and sinking fund payments. (Section 8.2.)

      Changes requiring the approval of a super majority. The third type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning at least two-thirds of the principal amount of the series of debt securities affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 8.2.)

Satisfaction, Discharge and Defeasance

      We may terminate our repayment and obligations on the debt securities, when:

•	we have paid or caused to be paid the principal and interest then due and payable on all outstanding debt securities of any series;

•	we have delivered to the trustee for cancellation all outstanding debt securities of any series; or

•	all the outstanding debt securities of the series that have not been delivered to the trustee for cancellation will become due and payable within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and we have deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium (Section 10.1.)

      We may legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and government or government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion of our counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to the same federal income tax as would be the case if the defeasance did not occur.

      However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, defaced, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust. (Section 10.1.)

Notices

      We and the trustee will send notices only to direct holders, using their addresses registered in the trustee’s records. (Section 13.4.)

      Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders of debt securities will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.5.)

Governing Law

      The debt securities, the guarantees and the indenture will be governed by and construed in accordance with the laws of the State of New York. (Section 13.8.)

Concerning the Trustee

      We maintain deposit accounts and conducts other banking transactions with the trustee in the ordinary course of business.

      If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specified time period were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

DESCRIPTION OF DEBT WARRANTS

      ICI Wilmington may issue debt warrants for the purchase of debt securities. ICI Wilmington may offer debt warrants separately or together with any securities and the debt warrants may be attached to or separate from those debt securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into by ourselves and a bank or trust company, as debt warrant agent, all as set forth in the applicable prospectus supplement.

      The debt warrant agent will act solely as our agent for the warrant certificates and will not assume any obligation or relationship of agency or trust for or with holders of debt warrant certificates or beneficial owners of debt warrants.

      The particular terms of each issue of debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency or composite currency in which debt warrants may be purchased;

•	the designation, aggregate principal amount, currency or currency unit and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the designation, aggregate principal amount and other terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	the date when the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities you may purchase upon exercising each debt warrant and the exercise price;

•	the date from when the right to exercise the debt warrants begins and any date or dates on which the right will expire in whole or in part;

•	whether the debt warrants will be issuable in registered or bearer form or both and, if registered, where they may be transferred or registered;

•	if applicable, a discussion of any material UK and federal income tax consequences; and

•	any other terms of the debt warrants.

      Debt warrant certificates may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement. At that office or offices you may also exchange your debt warrant certificates for new debt warrant certificates of different denomination and may, if your certificates are in registered form, present them for registration of transfer.

      Prior to exercising your debt warrants, you will not have any of the rights associated with the debt securities purchasable upon exercise, including the right to receive payments of principal, premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the indenture.

Exercise of Debt Warrants

      Each holder of a debt warrant will be entitled to purchase the principal amount of debt securities at the exercise price set forth in the applicable prospectus supplement. Debt warrants may be exercised at the time and on the expiration date set forth in the applicable prospectus supplement. After that time on the expiration date, or any later expiration date as may be determined by us, unexercised debt warrants will become void.

      Subject to any restrictions and additional requirements that may be set forth in the applicable prospectus supplement, debt warrants may be exercised by delivering to the debt warrant agent the properly completed and executed debt warrant certificate evidencing the debt warrants, and payment of the amount required to purchase the debt securities. Debt warrants will be deemed to have been exercised upon receipt of the debt warrant certificate and payment at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement. As soon as practicable after exercise we will issue and deliver the debt securities. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of the debt warrants.

DESCRIPTION OF EQUITY WARRANTS

      ICI may issue warrants for the purchase of its equity securities, that is, its ordinary shares (including ADSs) and preference shares. Each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Equity warrants may be issued separately or together with equity securities.

      Equity warrants will be issued under equity warrant agreements to be entered into by ICI and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of equity warrants, a form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, will be added as an exhibit to the registration statement of which this prospectus forms a part by an amendment or incorporation by reference to a subsequent filing.

      The particular terms of each issue of equity warrants, the equity warrant agreement relating to such equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the equity warrants is payable;

•	the designation and terms of the equity securities (that is, preference shares or ordinary shares) that can be purchased upon exercise of the equity warrants;

•	the total number of preference shares or ordinary shares that can be purchased upon exercise of each equity warrant and the exercise price;

•	the date or dates on or after which the equity warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	the designation and terms of any related preference shares or ordinary shares with which the equity warrants are issued and the number of the equity warrants issued with each preference share or ordinary share;

•	if applicable, whether and when the equity warrants and the related preference shares or ordinary shares will be separately transferable;

•	if applicable, a discussion of any material UK and U.S. federal income tax, accounting or other considerations applicable to the equity warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

DESCRIPTION OF PREFERENCE SHARES

      Provided that sufficient authorized but unissued share capital exists and that the directors have the required authority to allot shares, ICI’s articles of association allow it to issue new shares with any rights or restrictions attaching to them, subject to any special rights given to the holders of the existing issued share capital. The rights and restrictions attaching to such share capital can be decided either by shareholders by ordinary resolution or, where no ordinary resolution has been passed, by the board of directors, provided that the rights or restrictions decided by the directors do not conflict with any determined by the shareholders. Under the laws of England and Wales, the board of directors cannot allot shares without express authority to do so, which must either be given by an ordinary resolution of shareholders or be set out in the articles of association. However, currently all of ICI’s authorized but unissued shares are designated as ordinary shares. In order to issue preference shares, ICI would need to redesignate some of these ordinary shares as preference shares or increase its authorized share capital by the creation of preference shares. Both of these actions would require the approval of shareholders by ordinary resolution.

      If the preference shares have the right to participate only up to a specified amount in a dividend or capital distribution, ICI may issue them without complying with the provisions of English law that otherwise require companies to offer shares first to existing shareholders on a pre-emptive basis. These rights of existing shareholders to purchase new shares in certain circumstances are sometimes called pre-emptive rights. Pre-emptive rights would apply to any issuance of preference shares that are convertible into, or exchangeable for, other classes of ICI’s shares unless such rights are waived by a special resolution of ICI’s shareholders. At May 1, 2002 ICI’s shareholders had waived pre-emptive rights with respect to equity securities with an aggregate nominal amount of £36,397,634.

      Subject to the foregoing, applicable law and the rights of other holders of ICI’s share capital, ICI may seek to issue preference shares in one or more series with such terms, rights and restrictions as it may by ordinary resolution determine, or if no resolution has been passed, with such terms, rights and restrictions as ICI’s board of directors may determine, including the following:

•	the maximum number of shares in the series;

•	the designation of the series;

•	any dividend rate, or basis for determining such a rate, on the shares of the series;

•	whether or not dividends will be cumulative and, if so, from which date or dates;

•	whether the shares of the series will be redeemable and, if so, the date, prices and other terms and conditions of redemption;

•	whether the shares of the series will be denominated in pounds sterling or U.S. dollars;

•	whether the shares of the series will be convertible into, or exchangeable for, any other class or classes of shares and, if so, the rate or rates of conversion or exchange, any terms of adjustment and whether the shares of the series will be convertible or exchangeable at ICI’s option, the option of holders of the preference shares or both;

•	whether the shares of the series will have voting rights and, if so, the nature of those voting rights and the circumstances in which they may be exercised;

•	any default nominal value of the shares;

•	the rights of the shares of the series in the event of a voluntary or involuntary liquidation, dissolution or winding up of ICI; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to the shares of the series.

      Any preference shares will be fully paid and non-assessable.

      The specific rights attached to each series of preference shares will be summarized and described in a prospectus supplement. The description of the preference shares set forth in this prospectus and in any applicable prospectus supplement is not complete without reference to the documents that govern the preference shares. These include ICI’s memorandum and articles of association (described in the Annual Report on 20-F for the year ended December 31, 2001 incorporated by reference into this prospectus) and any other document filed with the Registrar of Companies in England and Wales setting out the terms of such preference shares. The terms and manner in which ICI may redeem shares will be set forth in the articles of association. At ICI’s annual general meeting on May 23, 2001, ICI’s shareholders gave ICI authority to repurchase up to 72,795,268 ordinary shares.

DESCRIPTION OF ORDINARY SHARES

General

      ICI may issue ordinary shares, including rights to subscribe for ordinary shares, using this prospectus. This section summarizes the material terms of ICI’s ordinary shares as set out in its articles of association. The summary is qualified in its entirety by reference to the UK Companies Act 1985, as amended, and ICI’s memorandum and articles of association. A summary of ICI’s memorandum and articles of association may be found in ICI’s Annual Report on Form 20-F for the year ended December 31, 2001, which is incorporated by reference into this prospectus. Information on where you can obtain a copy of the memorandum and articles of association is provided under “Where You Can Find More Information”.

      All of ICI’s ordinary shares are fully paid and, accordingly, ICI may not require any further contribution of capital from holders of ordinary shares. ICI’s ordinary shares are represented in certificated form and also in uncertificated form under CREST. CREST is an electronic settlement system in the United Kingdom which enables ICI’s ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by delivery of a written stock transfer form. ICI’s ordinary shares:

•	may be represented by certificates in registered form issued (subject to the terms of issue of the shares) following issuance or receipt of the form of transfer bearing the appropriate stamp duty by The Registrar, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA; or

•	may be in uncertificated form with the relevant CREST member account being credited with the ordinary shares issued or transferred.

      Under UK law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer ICI ordinary shares in the same manner and under the same terms as UK residents or nationals.

Share Capital

      ICI’s share capital consists solely of ordinary shares, with a nominal value of £1 per share. As of May 1, 2002, ICI’s authorized share capital was £1,400 million, divided into 1,400 million shares of £1 each, of which approximately 1,191 million ordinary shares were issued and outstanding. As of December 31, 2001, the authorized share capital of ICI was £850 million, divided into 850 million shares of £1 each. ICI had approximately 728 million ordinary shares outstanding as of December 31, 2001, compared with approximately 728 million ordinary shares outstanding as of December 31, 2000. At December 31, 2001, Imperial Chemical Industries PLC Employee Benefits Trust held 6.1 million of ICI’s ordinary shares in respect of incentive plans and share option schemes.

      In addition to its outstanding ordinary shares, as of April 23, 2002, ICI has unissued share capital of approximately £209 million, which, pursuant to shareholder authorizations, may be used to issue up to approximately 122 million ordinary shares. ICI had outstanding options that may be exercised for up to 39.2 million ordinary shares as of April 8, 2002.

      For information about ICI’s share capital history for the last three fiscal years, you may consult note 24 of the financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2001, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference into this prospectus.

Dividend Rights

      No dividend may be paid other than out of profits available for distribution, as determined in accordance with UK GAAP and the UK Companies Act. Holders of our ordinary shares may declare dividends by ordinary resolution but may not declare dividends in excess of the amount recommended by the directors. The directors may also declare interim dividends. Any dividends must be distributed to shareholders in proportion to the amounts paid up on their shareholdings.

      If a dividend is unclaimed for 12 years after the date such dividend became due for payment, it will be forfeited and will revert to ICI.

      ICI’s articles of association permit payment or satisfaction of a dividend wholly or partly by distribution of specific assets, including fully paid shares or debentures of any other company. Such action must be directed by the general meeting which declared the dividend and upon the recommendation of the directors.

Voting Rights

      Voting at any general meeting of shareholders is by a show of hands unless a poll, which is a written vote, is duly demanded. On a show of hands, every shareholder present in person at a general meeting, including the duly authorized representative of a corporate holder of ICI’s shares which is not itself a shareholder entitled to vote, has one vote regardless of the number of shares held. On a poll, every shareholder who is present in person or by proxy has one vote for every share held by that shareholder. ICI intends to adopt poll voting for all future general meetings.

      A poll may be demanded by any of the following:

•	the chairman of the meeting;

•	at least five shareholders entitled to vote and present in person, by proxy or by duly authorized representative at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting and present in person, by proxy or by duly authorized representative; or

•	any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid-up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

      A proxy has the authority to demand a poll or to join others in demanding one. Matters are transacted at general meetings of ICI by the proposal and approval of three kinds of resolutions:

•	ordinary resolutions, which include resolutions for the election, re-election and removal of directors, the approval of financial statements, the declaration of final dividends, the appointment or reappointment of auditors, the increase of authorized share capital or the grant of authority to allot shares;

•	special resolutions, which include resolutions to amend ICI’s memorandum or articles of association or resolutions changing the name of the company; and

•	extraordinary resolutions, which are those required under the UK Companies Act or ICI’s articles of association to approve a matter outside the ordinary course, for example a resolution relating to the winding-up of ICI.

      An ordinary resolution requires the affirmative vote of a majority of the votes of those persons present in person or, where proxies are allowed (i.e. on a poll), by proxy and voting at a meeting at which there is a quorum. Special and extraordinary resolutions require the affirmative vote of not less than three-fourths of the votes of those present in person or, where proxies are allowed (i.e. on a poll), by proxy and voting at a meeting at which there is a quorum. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to cast the deciding vote in addition to any other vote he or she may have as a shareholder.

Liquidation Rights

      In the event of the liquidation of ICI, after payment of all liabilities and deductions in accordance with English law, the balance of assets available for distribution will be distributed among the holders of ordinary shares according to the amounts paid-up on the shares held by them. Any surplus thereafter will be distributed pro rata to the holders of ICI’s ordinary shares according to the respective number of ordinary shares held by them. This distribution is generally made in cash. A liquidator may, with the sanction of an extraordinary resolution of the shareholders and any other sanction required by the UK Insolvency Act 1986, divide among the shareholders in kind the whole or any part of ICI’s assets, whether they consist of property of the same kind or not.

Preemptive Rights and New Issues of Shares

      While holders of ordinary shares have no pre-emptive rights under ICI’s memorandum and articles of association, the ability of the directors to cause ICI to issue shares, securities convertible into shares or rights to shares, otherwise than pursuant to an employee share scheme, is restricted. Under the UK Companies Act, the directors of a company are, with certain exceptions, unable to allot any equity securities without express authorization, which may be contained in a company’s articles of association or given by its shareholders in general meeting, but which in either event cannot last for more than five years. Under the UK Companies Act, ICI may also not allot shares for cash without first making an offer to existing shareholders to allot shares on the same or more favorable terms in proportion to their respective shareholdings, unless this requirement is waived by a special resolution of the shareholders.

Disclosure of Interests in ICI’s Shares

      There are no provisions in ICI’s memorandum and articles of association whereby persons acquiring, holding or disposing of a certain percentage of ICI’s ordinary shares are required to make disclosure of their ownership percentage. Sections 198 to 211 of the Companies Act do, however, impose such disclosure requirements upon a person who acquires or ceases to have an interest in shares comprising any class of ICI’s issued and voting share capital and, as a result, either obtains, or ceases to have:

•	a “material interest” in 3% or more of the nominal value of any class of ICI’s issued voting share capital; or

•	an aggregate interest (whether “material” or not) in 10% or more of the nominal value of any class of ICI’s issued voting share capital or the percentage of his interest in ICI’s issued voting share capital remains above the relevant level and changes by a whole percentage point or more.

      A “material” interest means, broadly, any beneficial interest, including those of a spouse or a child or a step-child, those of a company which is accustomed to act in accordance with the relevant person’s instructions or in which one third or more of the votes are controlled by such person and certain other interests set out in the UK Companies Act, other than those of an investment manager or an operator of a unit trust/ recognized scheme/ collective investment scheme/open-ended investment company.

      The UK Companies Act set out particular rules of disclosure where two or more parties have entered into an agreement to acquire interests in shares of a public company, and the agreement imposes obligations or restrictions on any such party with respect to the use, retention or disposal of their interests in the shares and an acquisition of shares by a party pursuant to the agreement has taken place.

      Under the UK Companies Act, ICI may by notice in writing require a person that ICI knows or has reasonable cause to believe is or was during the three years preceding the date of the notice interested in ICI’s shares to indicate whether or not that is correct and, if that person does or did hold an interest in ICI’s shares, to provide certain information as set out in the UK Companies Act.

      The UK Companies Act also regulates the disclosure of interests in shares or debentures held by directors and certain associated companies of the issuing company.

      There are additional disclosure obligations under the Rules Governing Substantial Acquisitions of Shares where a person acquires 15% or more of the voting rights of a listed company or when an acquisition increases his holding of shares or rights over shares so as to increase his voting rights beyond that level by a whole percentage point. In this case notification should be directed to the London Stock Exchange and to ICI no later than noon on the business day following the date of the acquisition.

      The UK City Code on Takeovers and Mergers also imposes strict disclosure requirements with regard to dealings in the securities of an offeror or offeree company on all parties to a takeover transaction, and anyone acting in concert with such parties, during the course of an offer period.

Election of Directors

      ICI’s memorandum and articles of association provide for a board of directors, consisting of at least five but not more than 25 directors, which is responsible for managing the business and affairs of ICI. ICI may from time to time by shareholder resolution increase the maximum number of directors beyond twenty-five. Directors may be elected by the shareholders in a general meeting, or appointed by the board of directors. At each annual general meeting one-third of the directors, representing those directors who have been in office longest since their last election, as well as any directors appointed by the board of directors since the last annual general meeting, are required to resign and are then considered for re-election if they wish to stand for re-election. In cases when directors were elected or re-elected on the same day, the decision as to which of them is to retire is determined by lot unless they otherwise agree.

General Meetings and Notices

      ICI is required to hold an annual general meeting and may also hold extraordinary general meetings. All meetings of shareholders other than the annual general meeting are called extraordinary general meetings. Five shareholders present at an annual general meeting or an extraordinary general meeting constitute a quorum.

      At least 21 clear days’ written notice of an annual general meeting and of any extraordinary general meeting at which a special resolution or a resolution appointing a person as a director is to be proposed is required. At least 14 clear days’ written notice of any other extraordinary general meeting is required. An annual general meeting may, however, be held at short notice provided that all the shareholders entitled to attend and vote at the meeting agree. Any extraordinary general meeting may be held at short notice if a majority in number of shareholders, who together hold at least 95% in nominal value of ICI’s shares with a right to attend and vote at such meeting, agree. Clear days’ notice excludes the date on which the notice of a meeting is posted, the date on which such notice is deemed to have been served and the date of the meeting itself. Such notice, when sent by first class post, is deemed to have been served on the date following that on which the notice was posted.

      All shareholders or their proxies may attend and vote according to the voting rights set out above at an annual general meeting and extraordinary general meetings.

      Under ICI’s memorandum and articles of association, the annual general meeting of shareholders must be held within 15 months of the preceding annual general meeting and at a time and place determined by the board of directors. The holders of at least one-tenth in nominal value of ICI’s issued shares may requisition a meeting of shareholders. The Courts of England also have residual powers to call general meetings under the UK Companies Act.

Variation of Rights

      If, at any time, ICI’s share capital is divided into different classes of shares, the rights attached to any class may be varied, subject to the provisions of the UK Companies Act, either with the written consent of the holders of not less than three-fourths in nominal value of the issued shares of that class or upon the adoption of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class.

      At every such separate meeting, all of the provisions of the memorandum and articles of association relating to proceedings at a general meeting apply, except that (a) the quorum is to be the number of persons (which must be at least two) who hold or represent by proxy not less than one-third in nominal value of the issued shares of the class or, if such quorum is not present on an adjourned meeting, one person who holds shares of the class regardless of the number of shares he holds, (b) any person present in person or by proxy may demand a poll, and (c) each shareholder will have one vote per share held in that particular class in the event a poll is taken.

      Class rights are deemed not to have been varied by the creation or issue of new shares ranking equally with or subsequent to that class of shares in all respects or by the purchase by ICI of its own shares in accordance with the Companies Act and the memorandum and articles of association.

Changes in Share Capital

      ICI’s ordinary shareholders may pass an ordinary resolution to do any of the following:

•	increase ICI’s share capital by the creation of new shares of such amount as the resolution shall prescribe;

•	consolidate or consolidate and then divide all or any of ICI’s share capital into new ordinary shares of larger nominal amounts than its existing ordinary shares;

•	cancel any ordinary shares which have not, at the date of the relevant resolution, been subscribed or agreed to be subscribed by any person and reduce the amount of ICI’s authorized share capital by the amount of such unissued ordinary shares so cancelled; and

•	divide some or all of ICI’s ordinary shares into ordinary shares of a smaller nominal amount.

      ICI may:

•	with the authority of shareholders by ordinary or special resolution and subject to the provisions of the Companies Act, purchase its own shares, provided that the purchase has been sanctioned by an extraordinary resolution passed at a separate general meeting of the holders of any class of shares, including convertible shares, whose rights might consequently be raised or abrogated; and

•	by special resolution and subject to the provisions of the UK Companies Act, reduce its share capital, any capital redemption reserve, share premium account or any other undistributable reserve in any way.

      At ICI’s annual general meeting on May 23, 2001, ICI’s shareholders gave ICI authority to repurchase up to 72,795,268 ordinary shares. On February 25, 2002, ICI’s shareholders approved an increase in the authorized share capital of ICI from £850 million to £1,400 million.

Transfer of Shares

      Except as described in this paragraph, ICI’s memorandum and articles of association does not restrict the transferability of ICI’s ordinary shares. ICI’s ordinary shares may be transferred by an instrument in any usual form or in any form acceptable to the directors. The directors may in their absolute discretion and without giving any reason refuse to register a transfer if the shares to be transferred are not fully paid or ICI has a lien on them.

      They may also refuse to register a transfer if the transfer is:

•	not duly stamped, if so required, and accompanied by any other evidence as the directors may reasonably require;

•	with respect to more than one class of shares;

•	in favor of more than four persons jointly;

•	made by or in favor of an infant; or

•	made by or in favor of a patient within the meaning of the Mental Health Act 1983.

      If the directors refuse to register a transfer, they will send notice of the refusal to the applicant within two months of the date on which the transfer was lodged with ICI.

Shareholder Proposals and Shareholder Nominations of Directors

      Under the UK Companies Act, shareholders may demand that a resolution be voted on at an annual general meeting if the demand is made:

•	by shareholders holding at least 5% of the voting powers of shares having a right to vote on the resolution; or

•	by at least 100 shareholders holding shares on which there has been paid up an average sum per shareholder of at least £100.

      The shareholders must submit the demand at ICI’s registered office at least six weeks before the annual general meeting to which it relates, unless ICI calls the annual general meeting for a date less than six weeks after the demand is so submitted.

      In general, resolutions to appoint directors must be submitted to shareholders’ consideration on the basis of one resolution for each nominated director. A resolution to appoint more than one director may be voted upon at a general meeting only if the shareholders have first approved it without any vote being against so doing.

Shareholders’ Vote on Certain Transactions

      The UK Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of its shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require the approval, at a special meeting convened by court order, of the shareholders or creditors of the relevant class to which the scheme relates.

      Once approved at the court-convened meeting by a vote in favor by a majority in number representing at least 75% in value of each relevant class of shareholders or creditors and sanctioned by the court, all shareholders or creditors of the relevant class are bound by the terms of the scheme, and dissenting shareholders have no appraisal rights.

      Under the rules of the UK Listing Authority, shareholder approval:

•	is usually required for an acquisition or disposal by a listed company if, generally, the size of the company or business to be acquired or disposed of represents 25% or more of the size of the listed company, as assessed according to the guidelines set out in the rules; and

•	may also be required for an acquisition or disposal of assets between a listed company and related parties, as defined in the rules of the UK Listing Authority.

      In addition, the UK Companies Act also provides:

•	that where a takeover offer is made for the shares of a UK company; and

•	within four months of the date of the offer, the offeror has acquired or contracted to acquire at least nine-tenths in value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, serve notice to acquire compulsorily, on the terms of the offer, the shares of the relevant class in respect of which the offer has not been accepted. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the compulsory acquisition was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in these circumstances, in the alternative, to require the offeror to acquire his shares on the terms of the offer.

Rights of Inspection

      Except when closed under the provisions of the UK Companies Act, the register and index of names of shareholders of an English company may be inspected during business hours:

•	for free by its shareholders, including, in the case of ICI, holders of ICI ADSs; and

•	for a fee by any other person.

      In both cases, the documents may be copied for a fee.

      The shareholders of an English public company may also inspect, without charge, during business hours:

•	minutes of meetings of the shareholders and obtain copies of the minutes for a fee; and

•	service contracts of the company’s directors, if the contracts have more than 12 months unexpired or require more than 12 months’ notice to terminate.

      In addition, the published annual accounts of a public company are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. The shareholders of ICI do not have rights to inspect any records or documents of ICI except as provided by statute or authorized by the directors. This includes the accounting records of ICI and the minutes of meetings of its directors.

Shareholders’ Suits

      While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, the UK Companies Act permits a shareholder whose name is on the register of shareholders of the company to seek a court order:

•	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

•	when any act or omission of the company is or would be prejudicial.

      A court has wide discretion in granting relief and may authorize civil proceedings to be brought in the name of the company by a shareholder on the terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

      In order to become a shareholder and enforce these rights under English law, holders of ICI ADSs are required to withdraw from the depositary at least one of their ICI ordinary shares underlying the ICI ADSs. See “Description of American Depositary Shares — Deposit, Withdrawal and Cancellation” for information about how to withdraw ICI ordinary shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

      ICI may issue ordinary shares, including rights to subscribe for ordinary shares, in the form of American depositary shares, or ADSs, using this prospectus.

      JPMorgan Chase Bank as depositary will issue the ADSs that may be offered using this prospectus. Each ADS will represent an ownership interest in four ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of the depositary in book-entry form and a statement will be mailed to you which reflects your ownership interest in such ADSs.

      The depositary’s office is located at 60 Wall Street, New York, NY 10260.

      You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

      Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

      The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

      We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

      Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and

(4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if we do not furnish such evidence or if the depositary determines it is not practical to distribute such rights, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	allow such rights to lapse, in which case ADR holders will receive nothing.

      We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable, (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash, or (iii) hold the distributed property in which case the ADSs will also represent the distributed property.

      Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and added to future cash distributions).

      The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

      The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

      There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

      The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

      Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

      The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with an offering of ADSs to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

      Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office. ADRs issued in book-entry form will be reflected on a statement which will be mailed to the address set forth on the books of the depositary.

How do ADR holders cancel an ADS and obtain deposited securities?

      When you turn in your ADS at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

      The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with our articles of association, certain resolutions of our Board of Directors or any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

      This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

How do I vote?

      If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

      There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates

      The depositary may fix record dates for the determination of the ADR holders who will be entitled:

•	to receive a dividend, distribution or rights, or

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

      all subject to the provisions of the deposit agreement.

Reports and Other Communications

Will I be able to view ICI’s reports?

      The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

      Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and the depositary or the custodian actually receive those written communications, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

      ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 DSs (or any portion thereof) issued or surrendered.

      The following additional charges will be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs (including in the event of a termination of the deposit agreement) or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers of certificated ADRs made;

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement,

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

      We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

      ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

Reclassifications, Recapitalizations and Mergers

      If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1) amend the form of ADR;

(2) distribute additional or amended ADRs;

(3) distribute cash, securities or other property it has received in connection with such actions;

(4) sell any securities or property received and distribute the proceeds as cash; or

(5) none of the above.

      If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

      We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least three months’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

      No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

How may the deposit agreement be terminated?

      The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

      The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future if law, regulation, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the deposit agreement or the ADRs;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

      Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require.

      The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.

      The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

      From time to time we may request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs;

•	the identity of any other persons then or previously interested in such ADSs; and

•	the nature of such interest and various other matters.

      You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

      Additionally, by being an ADR holder, you will be agreeing to provide such information as we may request in a disclosure notice given pursuant to the Great Britain Companies Act 1985 or our articles of association. By accepting or holding an ADR you are confirming that you understand that failure to comply with such disclosure notice may result in the imposition of sanctions against you, including, without limitation, the withdrawal of the voting rights of the shares underlying your ADRs and the imposition of restrictions on the rights to receive dividends on and to transfer such shares. In addition, by accepting or holding an ADR you will be agreeing to comply with the provisions of the Companies Act with regard to the notification to us of interests in shares, which currently provide, inter alia, that any ADR holder who is or becomes directly or indirectly interested (within the meaning of the Companies Act) in 3% or more of the outstanding shares, or is aware that another person for whom it holds such ADRs is so interested, must within two business days after becoming so interested or so aware (and thereafter in certain circumstances upon any change to the particulars previously notified) notify us as required by the Companies Act. After the relevant threshold is exceeded, similar notifications must be made in whole respect of whole percentage figure increases or decreases, rounded down to the nearest whole number.

Requirements for Depositary Actions

      We, the depositary or the custodian may refuse to

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature;

•	the holder has complied with our articles of association or certain resolutions of our Board of Directors; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

      The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

      The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

      The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

      The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

      In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

CLEARANCE AND SETTLEMENT

      Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme, or Clearstream, Luxembourg, in Luxembourg and Euroclear Bank S.A./N.V. or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositories. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

      Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

      Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

      The policies of DTC, Clearstream, Luxembourg, and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

      We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

      DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

      The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

      DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

      Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

      Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

      We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

      The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

      Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

      We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures — DTC

      DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

      Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

      We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

      Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

      Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

      If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. Dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

      We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of

Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

      Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

      A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

      The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

      Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

      As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

      Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

      You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

      In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

PLAN OF DISTRIBUTION

      We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through any combination of these methods of sale.

Underwriters

      If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

      If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

      We may sell securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

      If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

      The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions, with one exception. An institution’s purchase of the particular securities can not at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

      Agreements that we enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

      In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES AND GUARANTEES

      Davis Polk & Wardwell, our U.S. counsel, and Sullivan & Cromwell, U.S. counsel for any underwriters, dealers or agents, will pass upon the validity of the debt securities, debt warrants and guarantees as to certain matters of New York law. Unless otherwise specified in the applicable prospectus supplement, ICI’s General Counsel will pass upon the validity of the debt securities, guarantees, warrants, preference shares and ordinary shares as to certain matters of English law.

EXPERTS

      The consolidated financial statements of the ICI Group at December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 have been incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2001 in reliance upon the report of KPMG Audit Plc, independent chartered accountants, which is also incorporated herein by reference, and upon the authority of such firm as experts in auditing and accounting.

EXPENSES

      The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement. Estimates of legal fees and expenses and accounting fees and expenses will be included in the applicable prospectus supplement.

Securities and Exchange Commission registration fee	$597,500
Printing expenses	$100,000
Trustee’s fees and expenses	$150,000

Total	$847,500